UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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National Penn Bancshares, Inc.
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NOTICE OF ANNUAL SHAREHOLDERS' MEETING

Dear National Penn Shareholder:

On Tuesday, April 27, 2010, National Penn Bancshares, Inc. will hold its Annual Meeting of Shareholders at DeSales University, University Center - Gerald White Pavilion, 2755 Station Avenue, Center Valley, Pennsylvania. The meeting will begin at 9:30 a.m. Eastern Time.

Only shareholders who owned stock at the close of business on March 3, 2010 can attend and vote at the meeting or any postponement or adjournment.  At the meeting, we will:

1.	Elect five Class II directors for terms expiring at the 2013 Annual Meeting of Shareholders;

2.	Ratify the Audit Committee’s appointment of Grant Thornton LLP as National Penn’s independent auditor for 2010;

3.	Approve an advisory (non-binding) resolution relating to the compensation of National Penn’s executive officers; and

4.	Transact other business, if any, that may properly come before the 2010 Annual Meeting of Shareholders.

Your Board of Directors recommends that you vote IN FAVOR OF the election of the Class II directors;  IN FAVOR OF the ratification of the independent auditors selected for 2010; and IN FAVOR OF the approval of the advisory resolution relating to the compensation of National Penn’s executive officers.

At the meeting, we will also report on our 2009 business results and other matters of interest to shareholders.

We are enclosing with this proxy statement a copy of our 2009 Annual Report on Form 10-K.  The approximate date this proxy statement and card(s) are being mailed is March 26, 2010.

IMPORTANT: This mailing contains an Admission Ticket.  FOR SECURITY PURPOSES, YOU WILL NEED THIS ADMISSION TICKET TO ATTEND THE MEETING.

By Order of the Board of Directors

March 26, 2010	Michelle H. Debkowski
Secretary

Important Notice Regarding the Availability of Proxy Materials For
The Shareholder Meeting to Be Held on April 27, 2010 – You can
view the Annual Report and Proxy Statement on the Internet at:
http://bnymellon.mobular.net/bnymellon/npbc.

ii

NATIONAL PENN BANCSHARES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by National Penn Bancshares, Inc. (“National Penn”), on behalf of the Board of Directors (the “Board”), for the 2010 Annual Meeting of Shareholders.  This proxy statement and the related proxy form are being distributed on or about March 26, 2010.

You can vote your shares by completing and returning the enclosed written proxy card.  You can also vote by telephone (toll-free) or online if you have Internet access.  Registered shareholders with addresses outside the United States may not be able to vote by telephone.  The Internet and telephone voting facilities for shareholders of record are available 24 hours a day until they close at 11:59 p.m. Eastern Time on April 26, 2010.  The Internet and telephone voting procedures are described on the enclosed proxy form and are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.  If you vote by telephone or through the Internet, you need not return a proxy card.  Whether you vote by proxy card, by telephone or through the Internet, your shares will be voted as you direct.

You can also vote in person at the meeting.  Submitting your voting instructions by returning a proxy card or by voting over the telephone or the Internet will not affect your right to attend the meeting and vote.

PROPOSAL 1 - ELECTION OF CLASS II DIRECTORS

The first proposal scheduled to be voted on at the meeting is the election of five directors.  These directors will serve a 3-year term as Class II directors.  The Board has nominated Donna D. Holton, Christian F. Martin IV, R. Chadwick Paul, Jr., C. Robert Roth, and Wayne R. Weidner for election as Class II directors.

The Board recommends a vote “FOR” all of its nominees.

The Board has no reason to believe that any nominee will be unable or unwilling to serve if elected.  If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board.  If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

National Penn's articles of incorporation provide that the Board shall consist of between eight and twenty directors, the exact number of which shall be set by resolution of the Board, and shall be divided into three classes equal or nearly equal in size as is possible.  In accordance with these provisions, the Board has set the size of the Board at 15 directors and the size of each class at five directors.

National Penn’s bylaws permit shareholders to nominate candidates for election as directors.  A nomination must be made in compliance with the advance notice and information requirements of the bylaws.  As of March 3, 2010, National Penn has not received any notice of a nomination.

In accordance with the bylaws, directors are elected by a plurality of the votes of shares present and entitled to be voted at the meeting.  That means the nominees of the Board will be elected if they receive more affirmative votes than any other nominees.  National Penn’s Corporate Governance Guidelines provide that in an uncontested election of directors (where the only nominees are those recommended by the Board), if any nominee receives a greater number of votes “withheld” than votes “for” his or her election, the Nominating/Corporate Governance Committee will promptly consider whether to recommend to the Board that it request such nominee to resign from the Board as of the date of his or her election, and if that committee  makes such a recommendation the Board will promptly act upon such recommendation.  National Penn expects that any such nominee will comply with any such request.

Director Information

The Board is separated into three classes, with the directors in each class serving up to a 3-year term.  The terms of the persons nominated as Class II directors will expire in 2013.  The terms of the continuing Class III directors will expire in 2011 and the terms of the continuing Class I directors will expire in 2012.

Nominees as Class II Directors for a term expiring at the 2013 Annual Meeting:

Donna D. Holton
Director since 2008
Age 64

Mrs. Holton is the retired President & Chief Operating Officer of Turn of the Century Solution, Inc., an intellectual property company (1997 to 2006).  Mrs. Holton was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  She previously served as a director of KNBT and its predecessor, Keystone Savings Bank, since 2002.  Mrs. Holton’s educational background includes a Bachelor of Arts degree in Economics from the University of Michigan.  The Board believes that Mrs. Holton’s experience in senior executive and managerial positions, along with her experience as a director in the public and private sectors, give her the qualifications and skills to serve as a National Penn director.

Christian F. Martin IV
Director since 2008
Age 54

Mr. Martin is Chairman and Chief Executive Officer of C. F. Martin & Co., Inc., a guitar manufacturer (1986 to present).  Mr. Martin was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  He previously served as director of KNBT and its predecessor, Keystone Savings Bank, since 2003.  Mr. Martin’s educational background includes a Bachelor’s Degree from Boston University’s School of Management.  The Board believes that Mr. Martin’s financial and business experience give him the qualifications and skills to serve as a National Penn director.

R. Chadwick Paul Jr.
Director since 2008
Age 56

Mr. Paul is President & Chief Executive Officer of Ben Franklin Technology Partners of Northeastern Pennsylvania, a technology-based economic development company (2002 to present).  Mr. Paul was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  He previously served as a director of KNBT and its predecessor, Keystone Savings Bank, since 2002.  Mr. Paul’s educational background includes a Bachelor of Science in Business and Economics and an MBA, both from Lehigh University.  The Board believes that Mr. Paul’s entrepreneurial business experience gives him the qualifications and skills to serve as a National Penn director.

C. Robert Roth
Director since 1990
Age 62

Mr. Roth is a Bucks County Magisterial District Judge (1992 to present).  Mr. Roth owned and operated a retail business for 19 years.  Mr. Roth has been a director of National Penn since 1990.  The Board believes that Mr. Roth’s judicial and business experience, coupled with his years of service as a director of National Penn, provide the Board with valuable industry experience and knowledge of National Penn.

Wayne R. Weidner
Director since 1985
Age 67

Mr. Weidner has been a director of National Penn since 1985, serving as its Chairman from 2002 until 2009.  Mr. Weidner’s entire career was spent with National Penn, where he began in 1962.  During his career with National Penn, Mr. Weidner served in various roles including President and CEO of National Penn Bank from 1991 to 2001.  He was also President of National Penn from 1998-2001; President and CEO in 2001; Chairman, President and CEO from 2002-2004; Chairman and CEO from 2004 to 2006; and Chairman in 2007.  Mr. Weidner is now Vice Chairman of the Board of National Penn.  Mr. Weidner served three years on the board of directors of the Federal Reserve Bank of Philadelphia.  Mr. Weidner’s service as an executive, Chairman and director of National Penn, and his business and financial expertise, provide the Board with valuable industry experience and knowledge of National Penn.

Continuing as Class III Directors for a term expiring at the 2011 Annual Meeting:

Thomas A. Beaver, CPA
Director since 2005
Age 57

Mr. Beaver is the independent chair of the boards of National Penn and National Penn Bank.  He has been a director of National Penn and National Penn Bank since 2005.  In February 2008, Mr. Beaver was appointed lead independent director.  Mr. Beaver, a certified public accountant (CPA), is a retired partner of Reinsel Kuntz Lesher LLP, a regional accounting, tax and consulting firm (1979 to present).  He currently serves as a consultant to the firm in the business consulting group.  He was the managing partner and CEO of Reinsel & Company, a regional accounting, tax and consulting firm (1994 to 2004).  Mr. Beaver’s educational background includes a Bachelor of Science in Civil Engineering and an MBA from Lehigh University.  The Board believes that Mr. Beaver’s financial, business and accounting experience, including his experience consulting on issues relating to banking and bank financing, gives him the qualifications and skills to serve as a National Penn director.

Robert L. Byers
Director since 2005
Age 71
Mr. Byers is the founder and Chairman of Byers’ Choice, Ltd., a firm specializing in the handcrafting and retailing of Caroler® figurines (seasonal collectibles) (1978 to present).  Mr. Byers was one of the founders of FirstService Bank.  Mr. Byers has been a director of National Penn since 2005.  Mr. Byers’ educational background includes a Bachelor of Science in Business Management and an honorary Doctorate Degree from Drexel University.  His years of service on other boards, along with his financial, banking and entrepreneurial business experience, give him the qualifications and skills to serve as a National Penn director.

Jeffrey P. Feather
Director since 2008
Age 67

Mr. Feather is the Managing Partner of Feather Ventures, LLC, a private investment firm (1999 to present), and Vice Chairman of National Penn.  Previously, Mr. Feather served as Chairman of SunGard Pentamation, Inc., an administrative software and processing services company (1970 to 2006).  Mr. Feather was initially elected as director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  Mr. Feather previously was a director of KNBT and its predecessor, Keystone Savings Bank, since 1979, where he served as Chair since 2000.  Mr. Feather’s educational background includes a Bachelor of Science in Industrial Engineering from Lafayette College and graduate work in Management Science at Lehigh University.  The Board believes that Mr. Feather’s technology and business expertise, along with his years of experience serving on other boards, give him the qualifications and skills to serve as a National Penn director.

Patricia L. Langiotti, PMC
Director since 1986
Age 63

Ms. Langiotti, a professional management consultant (PMC), is President of Creative Management Concepts, a management consulting firm (1983 to present).  Ms. Langiotti has been a director of National Penn since 1986.  In addition to her work with National Penn, Ms. Langiotti is a director of two privately held corporations and various not-for-profit organizations.  Ms. Langiotti’s educational background includes a Bachelor of Business Administration degree from the University of Virginia.  Ms. Langiotti’s nationally- recognized expertise as a speaker and educator in the areas of corporate governance, risk management and bank audit committee work, along with her years of experience as a director of National Penn and other organizations, give her the qualifications and skills to serve as a National Penn director.

Natalye Paquin, Esq.
Director since 2006
Age 49

Ms. Paquin is Executive Vice President and Chief Operating Officer of The Kimmel Center, Inc., which serves as home to performing arts organizations, including The Philadelphia Orchestra (2006 to present).  Previously, Ms. Paquin served as Chief Operating Officer and Chief of Staff for the School District of Philadelphia (2002 to 2006).  Ms. Paquin has been a director of National Penn since 2006.  Ms. Paquin’s educational background includes a Bachelor of Science from Florida A&M University and a Juris Doctorate from DePaul University College of Law.  Ms. Paquin also completed an executive education program from Harvard’s School of Business and is a distinguished graduate of the Broad Academy for Urban Superintendents.  The Board believes that Ms. Paquin’s years in senior management and legal positions give her the qualifications and skills to serve as a National Penn director.

Continuing as Class I Directors for a term expiring at the 2012 Annual Meeting:

J. Ralph Borneman, Jr.
Director since 1988
Age 71

Mr. Borneman is President of Body-Borneman Insurance & Financial Services, LLC, an insurance agency (1969 to present).  Mr. Borneman is also a member of the boards of directors of Erie Indemnity Co. and Life Insurance Co. of New York.  Mr. Borneman has been a director of National Penn since 1988.  He is a Certified Insurance Counselor (CIC) and Certified Professional Insurance Agent (CPIA).  Mr. Borneman’s educational background includes a Bachelor of Arts in Psychology from Muhlenberg College and graduate work in Secondary Education at Pennsylvania State University and Temple University.  These qualifications, as well as his years of service as a director of National Penn, provide the Board with valuable industry experience and knowledge of National Penn.

Scott V. Fainor
Director since January 2010
Age 49

Mr. Fainor is President and Chief Executive Officer of National Penn (January 2010 to Present) and of National Penn Bank (2008 to Present).  Mr. Fainor was Senior Executive Vice President and Chief Operating Officer of National Penn from February 2008 through January 2010.  Mr. Fainor was President and Chief Executive Officer of KNBT from October 2003 to February 2008.  He has been a director of National Penn since January 2010.  Mr. Fainor’s educational background includes a Bachelor of Science degree in Marketing and Finance from DeSales University, where he currently serves on the Board of Trustees.  The Board believes that Mr. Fainor’s career in banking, including executive positions with KNBT, Colonial Group, Inc./Nazareth National Bank & Trust Co., and Wachovia/First Union, give him the qualifications and skills to serve as a National Penn director.

Thomas L. Kennedy, Esq.
Director since 2008
Age 65

Mr. Kennedy is President of the law firm of Kennedy & Lucadamo, P.C., Hazleton, Pennsylvania (1969 to present).  Mr. Kennedy was initially elected a director on February 1, 2008, in accordance with the merger agreement with KNBT Bancorp, Inc.  He previously served as a director of KNBT since 2005.  Mr. Kennedy is an attorney-at-law and concentrates his practice on business and estate planning and related litigation.  In 1998, as Chairman of the Board of First Federal Savings and Loan Association of Hazleton (a mutual thrift), a position he had held since 1988, Mr. Kennedy oversaw the company’s initial public offering.  Mr. Kennedy’s educational background includes a Bachelor of Arts in English from the University of Scranton and Juris Doctorate from the Boston College Law School.  The Board believes that Mr. Kennedy’s extensive legal and business experience in the financial services industry gives him the qualifications and skills to serve as a National Penn director.

Albert H. Kramer, CPA
Previously served as National Penn director from April 2007 until February 1, 2008
Age 55

Mr. Kramer was Senior Vice President and Chief Operating Officer of D&E Communications, Inc., a regional telecommunications firm, from 2002 to November 2009.  Mr. Kramer has been a director of National Penn Bank since May 2000 and became a Certified Public Accountant (CPA) in 1984.  Mr. Kramer has been a board member of the United States Telecom Association and serves as a director for several not-for-profit organizations.  Mr. Kramer’s educational background includes a Bachelor of Arts degree in History and a Master of Business Administration in Accounting from Pennsylvania State University.  The Board believes that Mr. Kramer’s financial, business and accounting experience gives him the qualifications and skills to serve as a National Penn director.

Robert E. Rigg
Director since 1999
Age 57

Mr. Rigg is President of The Rigg Darlington Group Inc., an insurance and risk management brokerage firm (1986 to present).  Mr. Rigg has been a director of National Penn since 1999.  Mr. Rigg is a Chartered Property Casualty Underwriter (CPCU), a Chartered Life Underwriter (CLU), and a Certified Insurance Counselor (CIC).  Mr. Rigg’s educational background includes a Bachelor of Science degree in Accounting from Elizabethtown College.  The Board believes that Mr. Rigg’s financial and accounting experience gives him the qualifications and skills to serve as a National Penn director.

Corporate Governance

National Penn's governing body is its Board.  The Board is elected by the shareholders to direct and oversee National Penn's management in the long-term interests of the shareholders.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines that, together with National Penn's articles of incorporation, bylaws and the charters of Board committees, provide a framework for the governance of National Penn.  Such guidelines are intended to assist the Board in the exercise of its responsibilities.  As the operation of the Board is a dynamic process, these guidelines are reviewed periodically and changed by the Board from time to time as deemed appropriate.  National Penn's Corporate Governance Guidelines are available on National Penn's website, www.nationalpennbancshares.com.  To access the guidelines, select “Governance Documents.”

Director Independence

Under the Nasdaq Stock Market’s Marketplace Rules, a Nasdaq-listed company's board of directors must be comprised of a majority of independent directors.  The Board has determined, after an initial review and determination by the Nominating/Corporate Governance Committee, that each of directors Beaver, Borneman, Byers, Feather, Holton, Kennedy, Kramer, Langiotti, Martin, Paquin, Paul, Rigg and Roth, is independent as provided under Nasdaq rules.

Specifically, the Board determined that none of these persons has any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a National Penn director.  Nasdaq rules preclude a determination of independence for any director who:

•	Is, or during the past three years was, employed by National Penn or by any subsidiary of National Penn;

•
Either has a spouse, parent, child or sibling, by blood, marriage or adoption or shares the same residence as any person (a “Family Member”) who is, or during the past three years was, employed by National Penn or by any subsidiary of National Penn as an executive officer;

•
Accepted, or who has a Family Member who accepted, any compensation from National Penn or any subsidiary of National Penn in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than:

-	Compensation for Board or Board committee service;

-	Compensation paid to a Family Member who is an employee (other than an executive officer) of National Penn or a National Penn subsidiary; or

-	Benefits under a tax-qualified retirement plan or non-discretionary compensation;

•
Is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which National Penn or any National Penn subsidiary made, or from which National Penn or any National Penn subsidiary received, payments for property or services that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, in the current or any of the past three fiscal years, other than:

-	Payments arising solely from investments in National Penn’s securities; or

-	Payments under non-discretionary charitable contribution matching programs;

•
Is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of National Penn served on the compensation committee of such other entity; or

•	Is, or has a Family Member who is, a current partner of National Penn’s independent auditors or who worked on National Penn’s audit during any of the past three years.

A majority of Board members are independent directors as defined above and as defined by the Securities and Exchange Commission and other regulatory authorities.  The independent directors periodically meet in executive session without management present.

Non-Employee Chairman

In accordance with National Penn’s bylaws, the Board has discretion to combine or separate the offices of Chairman and CEO.  Since December 31, 2007, the Board has kept the offices of Chairman of the Board and CEO separate.  In September 2009, the Board appointed Thomas A. Beaver as its independent Chairman.  Immediately prior to Mr. Beaver's appointment as independent Chairman, Wayne R. Weidner served as National Penn's non-independent Chairman and Mr. Beaver served as National Penn's lead independent director.  The Board believes that this Board leadership structure can more effectively represent the best interests of shareholders in maximizing value, managing risk and restoring confidence in National Penn.

Board Membership Criteria

Each member of the Board must possess the individual qualities of competence, collegiality, integrity, accountability and high performance standards.  Candidates for membership on the Board are selected for their character, judgment, business experience and acumen.  Board members are expected to devote the time and effort necessary to be productive members of the Board, including learning the business of National Penn and doing all that is necessary to attend and actively participate in meetings of the Board and its committees.

Each non-employee director is also expected to meet National Penn's stock ownership guidelines, which require an equity investment in National Penn stock of at least $100,000.  See “Stock Ownership – Guidelines.”

Board Committees

Currently, the Board maintains five committees established by National Penn’s bylaws - Executive, Audit, Compensation, Directors’ Enterprise Risk Management and Nominating/Corporate Governance, as well as one subcommittee – Technology Risk.  Each committee and subcommittee operates under its own separate charter which is approved by the Board.  A comprehensive description of the duties and responsibilities of each committee established by National Penn’s bylaws is set forth in such committee’s respective charter.  These charters are available on National Penn's website.  To access these documents, log on to National Penn's website, www.nationalpennbancshares.com and select “Governance Documents.”

Executive Committee.  The Executive Committee is authorized to act on behalf of the Board during intervals between meetings of the Board.  The Executive Committee can respond quickly to time-sensitive business and legal matters when they arise.  The Executive Committee is currently comprised of seven directors.

Audit Committee.  National Penn's Audit Committee is currently comprised of eight directors, all of whom are independent as described under “Director Independence.”  In addition to the above Nasdaq independence requirements, the SEC has issued heightened independence standards pursuant to the Sarbanes-Oxley Act of 2002 that apply to audit committee members.  These standards provide that a member of a Nasdaq-listed company's audit committee may not, in his or her capacity as a member of the audit committee, the board of directors or any other board committee:

•	Accept, directly or indirectly, any consulting, advisory or other compensatory fee from National Penn or any subsidiary of National Penn, except for certain retirement benefits; or

•	Be an “affiliated person” of National Penn or any subsidiary of National Penn, as defined by SEC rules.

Each of the members of National Penn's Audit Committee meets these heightened independence standards.

The SEC and Nasdaq also have requirements regarding financial expertise and sophistication.  The Board has determined that each of the following members of the Audit Committee meets the SEC's definition of “audit committee financial expert” under Nasdaq-listed company audit committee rules: Chair Patricia L. Langiotti; Thomas A. Beaver, CPA; Thomas L. Kennedy, Esq.; Albert H. Kramer, CPA; Christian F. Martin IV and C. Robert Roth.

The Audit Committee's duties include:

•	Appointing, approving compensation for, and providing oversight of, National Penn's independent registered public accounting firm;

•	Approving all audit and non-audit services to be performed by the independent registered public accounting firm;

•	Reviewing the scope and results of the audit plans of the independent registered public accounting firm and internal auditors;

•	Overseeing the scope and adequacy of internal accounting control and record-keeping systems;

•	Reviewing the objectivity, effectiveness and resources of National Penn’s internal audit function;

•	Conferring independently with, and reviewing various reports generated by, the independent registered public accounting firm;

•	Resolving any disagreements between management and the independent registered public accounting firm; and

•
Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation Committee.  National Penn's Compensation Committee generally reviews, approves and reports to the Board on compensation and related programs and plans.  The Compensation Committee is currently comprised of six directors, all of whom are independent as described under “Director Independence.”  The Compensation Committee’s responsibilities are described below in the section of “Compensation Discussion & Analysis” entitled “Role of the Committee.”

The Compensation Committee has authority under its charter to retain outside counsel, compensation consultants or other experts of its choice, and receives adequate funding from National Penn to engage such advisors.  For information on Pearl Meyer & Partners, the compensation consultant currently retained by the committee, see the section of “Compensation Discussion & Analysis” entitled “Compensation Consultant.”  Fees paid to Pearl Meyer & Partners in 2009 were approximately $81,000.

Nominating/Corporate Governance Committee.  National Penn's Nominating/Corporate Governance Committee identifies and recommends nominees for election to the Board and oversees matters of corporate governance, including Board performance.  The Nominating/Corporate Governance Committee is currently comprised of seven directors, all of whom are independent as described under “Director Independence.”

The Nominating/Corporate Governance Committee's duties include:

•	Screening and recommending candidates as nominees for election to the Board (see also “Consideration of Director Nominees” below);

•	Managing the annual Board and individual director performance assessments;

•	Overseeing the orientation and education of directors;

•	Reviewing corporate policies such as Code of Conduct, stock ownership of directors and management, insider trading and director attendance; and

•	Ensuring an appropriate structure for management succession and development.

Directors’ Enterprise Risk Management Committee.  National Penn’s Directors’ Enterprise Risk Management Committee assists the Board in providing oversight, direction and authority to management regarding National Penn’s enterprise-wide risk management process.  The Directors’ Enterprise Risk Management Committee is currently comprised of six directors, including Chairs of the Executive, Audit, Compensation, and Nominating/Corporate Governance Committees, all of whom are independent as described under “Director Independence.”

Technology Risk Subcommittee.  National Penn’s Technology Risk Subcommittee assists the Directors’ Enterprise Risk Management Committee and the Board in fulfilling their responsibilities for providing oversight, direction and authority to management regarding National Penn’s enterprise risk management framework as it pertains to information systems technology.  The Technology Risk Subcommittee is currently comprised of four directors, all of whom are independent as described under “Director Independence.”

In January 2010, the Board established a new Board committee, the Finance/Investment Committee, and designated the Technology Risk Subcommittee as a standing Board committee, effective April 1, 2010.   The powers, duties and responsibilities of the Finance/Investment Committee are currently being determined.  The Finance/Investment Committee will be comprised of five directors, all of whom are independent as described under “Director Independence.”

Consideration of Director Nominees

The Nominating/Corporate Governance Committee selects individuals for nomination to the Board based on the criteria set forth in National Penn’s Corporate Governance Guidelines.  Under these criteria, a majority of the directors are to be independent as described under “Director Independence.”

The Board believes independent directors add balance and diversity to the composition of the Board and should bring expertise and experience in areas related to important strategic needs of National Penn.  Selection of directors is to be made from among individuals whose leadership and effectiveness have been demonstrated or whose specialized training or experience will be of value to National Penn.  Candidates for the Board are to meet the following qualifications:

•	High-level competence and leadership experience in business or administrative roles;

•	Breadth of knowledge about issues affecting National Penn;

•	Ability and willingness to work on a collegial basis with other National Penn directors and National Penn management and to contribute special competencies to Board activities;

•	Unquestioned personal integrity;

•	Loyalty to National Penn and concern for its success;

•	Courage to criticize and to apply sound business ethics;

•	Ability to exercise sound and independent judgment;

•	Awareness of a director’s vital part in National Penn’s good corporate citizenship and corporate image; and

•	Time available for meetings and consultation on National Penn matters.

In considering individual director candidates, the Nominating/Corporate Governance Committee considers individuals who, in the judgment of the committee, would be best qualified to serve on the Board.  The committee considers the experience and expertise already present on the Board so as to broaden the collective experience and expertise of the Board.  Moreover, the Board endorses the committee's seeking qualified directors from diverse backgrounds in the context of the Board as a whole.  Diversity of backgrounds is considered along with other such factors, including experience, qualifications and skills.  While diversity of backgrounds is a significant factor in nominating candidates, the Nominating/Corporate Governance Committee has not yet adopted a formal policy on diversity in board composition.

Candidates for membership on the Board may be nominated by a director or shareholder and may be recommended by professional search firms retained by the Nominating/Corporate Governance Committee.  Shareholders who wish to suggest candidates as nominees should write to National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P. O. Box 547, Boyertown, PA 19512 (Attention: Corporate Secretary), stating in detail the qualifications of the persons they recommend.  Likewise, e-mail communications should be addressed to the Corporate Secretary at michelle.debkowski@nationalpenn.com.  The Nominating/Corporate Governance Committee evaluates candidates nominated by shareholders in the same manner it evaluates any other nominee.  For information on how to submit the name of a person to be considered by the Nominating/Corporate Governance Committee for possible nomination as a director, please see “Contacting the Board” below and the discussion of “Shareholder Proposals and Nominations” beginning on page 70.

Code of Conduct

National Penn has adopted a Code of Conduct that addresses, among other things, ethical conduct, conflicts of interest, integrity of financial reports, legal compliance and the reporting of violations.  The Code of Conduct applies to all directors, officers and employees.  All directors, officers and employees are required annually to affirm their acceptance of, and compliance with, the Code of Conduct.  The Code of Conduct may be accessed on National Penn's website, www.nationalpennbancshares.com, by selecting “Governance Documents.”

Contacting the Board

The Board welcomes communications from shareholders and has adopted a procedure for receiving and addressing them.  Shareholders may write to either the entire Board or individual directors.  To do so, shareholders should send their communications to National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P. O. Box 547, Boyertown, PA 19512 (Attention: Corporate Secretary).  Likewise, e-mail communications should be addressed to the Corporate Secretary at michelle.debkowski@nationalpenn.com.  The Corporate Secretary does not screen letters or e-mails for content, but will forward a letter or e-mail to an individual director or Board committee as the Corporate Secretary feels appropriate if no specific direction is provided.

Board Committees, Meetings and Attendance

The following table summarizes the Board committees on which each National Penn director serves as of March 3, 2010, as well as each director’s position on such committee.

Name	Executive	Audit	Compensation	Nominating/ Corporate Governance	Directors’ Enterprise Risk Management	Technology Risk Subcommittee
Non-Employee Directors:
Thomas A. Beaver (1)	Chair	Member		Member	Member
J. Ralph Borneman, Jr.	Member		Chair	Member	Member
Robert L. Byers			Member	Member
Jeffrey P. Feather	Member		Member	Chair	Member
Donna D. Holton				Member	Member	Member
Thomas L. Kennedy		Member	Member	Member
Albert H. Kramer		Member
Patricia L. Langiotti	Member	Chair		Member	Member
Christian F. Martin IV		Member	Member
Natalye Paquin			Member			Chair
R. Chadwick Paul Jr.		Member				Member
Robert E. Rigg		Member				Member
C. Robert Roth	Member	Member			Chair
Wayne R. Weidner (2)	Member

Employee Director:
Scott V. Fainor	Member

(1)	Elected non-employee Chairman on September 1, 2009.

(2)	Retired as a National Penn employee on December 28, 2007; continuing as a non-independent director. Served as National Penn Chairman through August 31, 2009.

__________________

During 2009, the various Board Committees met as follows:  Executive – 6 meetings; Audit – 8 meetings; Compensation – 11 meetings; Nominating/Corporate Governance – 6 meetings; Directors’ Enterprise Risk Management – 5 meetings; and Technology Risk Committee - 4 meetings.  During 2009, all directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

In January 2010, the Board established a new Board committee – the Finance/Investment Committee – effective April 1, 2010.  This committee will be comprised of directors Holton (Chair), Borneman, Martin, Rigg and Roth.

National Penn directors are expected to attend annual meetings of shareholders and, barring unforeseen circumstances, generally do so.  Last year's annual meeting was attended by all persons serving as National Penn directors at that time.

Director Compensation

The following table sets forth information on compensation of all National Penn non-employee directors for the fiscal year ended December 31, 2009:

Name (a)	Fees Earned or Paid in Cash ($) (b)(2)	Restricted Stock Awards ($) (c)(3)	Option Awards ($) (d) (4)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (f)(5)	All Other Compensation ($) (g)	Total ($) (h)
Thomas A. Beaver	94,150	27,520	0	0	4,145	0	125,815
J. Ralph Borneman, Jr.	53,700	27,520	0	0	7,563	0	88,783
Robert L. Byers	41,700	27,520	0	0	3,674	0	72,894
Jeffrey P. Feather	54,200	27,520	0	0	442	0	82,162
Donna D. Holton	44,700	27,520	0	0	442	0	72,662
Thomas L. Kennedy	52,950	27,520	0	0	442	0	80,912
Albert H. Kramer (1)	34,025	6,880	0	0	401	0	41,306
Patricia L. Langiotti	63,700	27,520	0	0	2,540	0	93,760
Christian F. Martin IV	40,450	27,520	0	0	1,428	0	69,398
Natalye Paquin	40,700	27,520	0	0	490	0	68,710
R. Chadwick Paul, Jr.	44,450	27,520	0	0	442	0	72,412
Robert E. Rigg	42,200	27,520	0	0	6,809	0	76,529
C. Robert Roth	50,200	27,520	0	0	442	0	78,162
Wayne R. Weidner	41,825	27,520	0	0	457	0	69,802

(1)	Mr. Kramer was elected to the National Penn Board on April 21, 2009.

(2)
Amounts reported are cash retainers, Board fees, and Board standing and special committee fees.  Under the Directors’ Fee Plan, each non-employee director may choose to be paid these fees, in lieu of cash, in (a) shares of National Penn common stock, (b) “phantom” National Penn common stock units or (c) deferred cash.  “Phantom” National Penn common stock units are credited with dividend equivalents (at National Penn’s cash dividend rate) in the form of additional “phantom” common stock units.  All “phantom” common stock units are converted to actual shares of National Penn common stock and issued to an individual upon his or her termination of service as a director or attaining age 65. Deferred cash is credited with interest at a money market rate and is paid out to an individual upon his or her termination of service as a director or attaining age 65.

(3)
Amounts reported are the grant date fair value for restricted stock unit awards (“RSUs”) made in 2009 for each individual.  As of December 31, 2009, each individual has the following aggregate number of stock awards outstanding (including vested or unvested “performance-restricted” restricted stock or RSUs, and additional RSUs):  Thomas A. Beaver: 4,071; J. Ralph Borneman, Jr.: 6,863;  Robert L. Byers: 6,863;  Jeffrey P. Feather: 4,071; Donna D. Holton: 4,071, Thomas L. Kennedy: 4,071; Albert H. Kramer: 2,087; Patricia L. Langiotti: 4,071; Christian F. Martin IV: 4,071; Natalye Paquin: 4,248;  R. Chadwick Paul, Jr.: 4,071; Robert E. Rigg: 6,152; C. Robert Roth: 4,071; and Wayne R. Weidner: 4,071.

(4)
As of December 31, 2009, each individual has the following aggregate number of option awards outstanding: Thomas A. Beaver: 0;  J. Ralph Borneman, Jr.: 12,172; Robert L. Byers: 2,652; Jeffrey P. Feather: 33,475; Donna D. Holton: 33,475, Thomas L. Kennedy: 5,665; Albert H. Kramer: 663; Patricia L. Langiotti: 10,268; Christian F. Martin IV: 33,475;  Natalye Paquin: 0;  R. Chadwick Paul, Jr.: 33,475; Robert E. Rigg: 4,556; C. Robert Roth: 12,172; and Wayne R. Weidner: 594,147.

(5)
Amounts reported are the interest credited in 2009 on deferred cash balances under the Directors’ Fee Plan and the fair market value of additional “phantom” common stock units and RSUs credited in 2009 on a “phantom” dividend reinvestment of “phantom” stock unit and RSU balances under the Directors’ Fee Plan and the Long-Term Incentive Compensation Plan.

The following table summarizes the compensation arrangements with non-employee directors (Outside Directors) for 2010:

NATIONAL PENN BANCSHARES, INC.
Outside Directors only

Annual Retainers:  Board members must attend in person or by phone 75% of meetings (Board and Committee Meetings combined) to be paid retainer.  Committees include:  Audit, Executive, Compensation, Nominating/Corp. Governance, Directors Enterprise Risk Management, Technology Risk, and Finance/Investment Committee

Chairperson of Board	$61,200
Chairperson of Audit Committee	16,200
Chairperson of Executive Committee (other than Chairperson of Board)	13,700
Chairperson of Compensation Committee	13,700
Chairperson of Nominating/Corporate Governance Committee	13,700
Chairperson of Directors Enterprise Risk Management Committee	13,700
Chairperson of Technology Risk Committee	13,700
Chairperson of Finance/Investment Committee	13,700
All Other Board Members	11,200

Board Meeting Fees (per meeting attended)	$ 1,500
Committee Fees (per meeting attended)
Audit Committee Members, including Chairperson	$ 750
Audit Committee Meeting by Conference Call	750
Chairperson of Audit Committee also receives fee per phone meeting with accountants	250
Audit Committee Member attendance at Executive Disclosure Committee meeting	750
All Other Committee Members, including Chairperson (Executive, Compensation, Nominating/Corp Governance, Directors’ Enterprise Risk Management, Technology Risk, and Finance/Investment Committee)	500
All Other Committee Phone Meetings	500
Director Education
Per day (includes travel day)	$ 750

Strategic Planning Workshops
Entire workshop	$ 1,000

NATIONAL PENN BANK
Outside Directors only

Annual Retainers:
Chairperson of Asset Review Committee	$ 2,500

Meeting Fees: (per meeting attended)
Board meetings (held quarterly)	$ 1,000
Phone meetings	1,000

Committee Fees (per meeting attended):
Compliance Committee Members, including Chairperson	$ 500
Asset Review Committee Members	500
Committee Phone meetings	500

DIRECTOR EMERITUS
This annual retainer covers all meetings attended. Includes Bank and	$ 2,000
Bancshares Board Meetings and any committee meetings the
Director Emeritus may attend.

NATIONAL PENN BANK ADVISORY BOARDS
Outside directors only

Meeting Fees (per meeting unless otherwise noted)
Berks County Advisory Board	$ 250
FirstService Bank	250
HomeTowne Heritage Advisory Board - annual fee	6,000
Nittany Bank – annual fee	18,000
Nittany Advisory – Bellefonte	100
Nittany Advisory – State College	100
KNBT Advisory – Northern	250

NATIONAL PENN WEALTH MANAGEMENT, N.A.
Outside directors only

Meeting Fees (per meeting attended):
Board Meetings	$ 500
Phone Meetings	500
Travel expense allowance-annual (non-employees only)	500

NATIONAL PENN INSURANCE SERVICES GROUP, INC.
Outside Directors only

Board Meeting Fee (per meeting attended)	$ 500
Travel expense allowance-annual (non-employees only)	500

CHRISTIANA BANK AND TRUST COMPANY
Outside Directors only

Meeting Fees (per meeting attended)
Board Meetings	$ 1,000
Audit Committee Members, including Chairperson	750
Chairperson of Compliance Committee	750
Other Compliance Committee Members	500
Trust Committee Members, including Chairperson	500
Travel expense allowance-annual	500

Compensation Committee Report

           The committee has reviewed with National Penn management the section of this proxy statement captioned “Compensation Discussion & Analysis,” or the CD&A, which immediately follows this report.  Based on this review, the committee has recommended to National Penn’s board that the CD&A be included in this proxy statement and in National Penn’s Annual Report on Form 10-K for the year ended December 31, 2009.

National Penn is a participant in the Troubled Assets Relief Program Capital Purchase Program, or the TARP CPP, established by the United States Department of the Treasury under the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, which we collectively refer to as the Recovery Act.   On June 15, 2009, U.S. Treasury enacted Interim Final Rules with regards to TARP Standards for Compensation and Corporate Governance, which we refer to as the TARP Final Rules, as amended.  The TARP Final Rules supersede and replace all previous rules issued by U.S. Treasury regarding executive compensation under the Recovery Act, to the extent that such previous guidance is inconsistent with the TARP Final Rules.

As required by the TARP Final Rules, the committee identified our TARP CPP senior executive officers for 2010 as any individuals serving as our principal executive officer (CEO) or our principal financial officer (CFO) during 2009, and our three most highly compensated executive officers in 2009 (other than our CEO and CFO), who were serving as executive officers at the end of our last completed fiscal year (i.e., December 31, 2009).  Accordingly, the committee determined that our senior executive officers for 2010 are Scott V. Fainor, Michael J. Hughes, Donald P. Worthington, Glenn E. Moyer, Michael R. Reinhard and Paul W. McGloin.  We refer to these senior executive officers in this report as our SEOs.

The TARP Final Rules require that the committee conduct, at least every six months, a risk assessment of National Penn’s senior executive officer compensation plans and employee compensation plans, as such terms are defined in the TARP Final Rules.  See the sections of this report entitled “Senior Executive Officer Compensation Plans” and “Employee Compensation Plans”.  The committee has conducted this risk assessment with the assistance of several members of National Penn management, referred to as the senior risk officers.  Accordingly, the committee certifies that:

•
it has reviewed with senior risk officers the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of National Penn;

•	it has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to National Penn; and

•
it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of National Penn to enhance the compensation of any employee.

Further, the TARP Final Rules require the committee to provide, at least once per fiscal year, a narrative description identifying each senior executive officer compensation plan and explain how such plan does not encourage an SEO to take unnecessary and excessive risks that threaten the value of National Penn.  The narrative must also identify each employee compensation plan and explain how any unnecessary risks posed by the plan have been limited and how such plan does not encourage the manipulation of reported earnings to enhance the compensation of any employee.

As required by the TARP Final Rules, the committee’s narrative follows.

Senior Executive Officer Compensation Plans

We, the committee, reviewed the following incentive compensation arrangements to ensure that the SEOs were not encouraged to take unnecessary and excessive risks that could threaten the value of National Penn:

•	base salary;

•	annual bonus under the Executive Incentive Plan;

•	long-term incentive awards under the Long-Term Incentive Compensation Plan;

•	severance arrangements; and

•	supplemental executive retirement plans (“SERPs”).

To the extent the compensation arrangements of the SEOs were substantially similar, we considered this issue in the aggregate.  Individual compensation elements, including personal performance goals, were also considered.

Further, we identified the following major areas of risk with respect to the senior executive officer compensation plans:

• Asset Quality	• Liquidity Management
• Capital Management	• Profitability
• Overall Enterprise Management	• Human Capital Risk
• Reputation Risk

In our review, we found no instances of plan features that encourage excessive risk-taking, and we concluded that these compensation arrangements and the 2009 performance goals did not encourage any of the SEOs to take unnecessary and excessive risks that could threaten the value of National Penn.  In addition, when all components of executive compensation were combined, we found that base salary continued to have the greatest economic value and the least element of risk-taking compared to the other variable elements of compensation.

Base Salary

Base salaries for the SEOs are currently targeted “at market” (see “Philosophy and Strategy of Executive Compensation – Elements of Executive Compensation” in the CD&A below), although our CEO’s salary is currently below this range.

When considered as one part of a multiple-part executive compensation program, current SEO salaries are not disproportionately low as compared to annual and long-term incentive compensation opportunities.  If they were, this could unduly encourage risk-taking to try to reach “stretch” targets of incentive compensation.

We conclude that current salaries do not provide any incentives to any SEO to take actions increasing the risks identified above so as to threaten the value of National Penn.

Executive Incentive Plan

The Executive Incentive Plan provides the opportunity for annual cash incentives to be awarded to executive officers based on annual company and individual performance goals.  With input from our CEO, we annually review all components of the plan, including participation, performance measures, award levels and all other administrative features.  At the beginning of the year, we approve performance parameters and award schedules for the upcoming year.  National Penn’s performance parameters may be one or more financial or other performance measures established by us and not mandated by the plan.

In 2009, growth in return on adjusted average assets, or ROA, and achievement of several strategic business objectives were the company performance goals we established.  A balance of multiple performance measures underlies these company performance goals.  We believe this balance of measures serves as a risk mitigant because no single measure has an overly disproportionate impact on potential incentive awards.  See “Executive Compensation Decisions – Executive Incentive Plan” in the CD&A below.

We believe that the established ROA targets were reasonable and that the optimum target of a “normalized” 1.01% ROA did not encourage taking excessive risks in trying to reach it.  The 2009 strategic business objectives were broad-based, and generally related to building a stronger balance sheet and a stronger competitive position.  We regard the movement away from earnings per share targets, the metric used in prior years, as a positive development that encourages prudence, not risk-taking, in decision-making.

Another feature of the Executive Incentive Plan is the structure of the awards and the relationship of potential payouts to performance.  2009 performance metrics were established with a threshold, target, and optimum value with corresponding award values.  For performance between these points, awards are interpolated, thus reducing the risk of executive action to “stretch” to the next award level.  In 2009, awards could have been provided for performance above optimum.  Such award would only increase at a rate significantly less than the rate of increase from target to optimum, thereby reducing the likelihood of excessive risk-taking by an executive attempting to achieve abnormally high bonuses.  For 2010, we established threshold, target, and maximum values, and no awards will be provided for performance above the maximum value.

The Executive Incentive Plan also has a mandatory five-year deferral feature that could apply to a portion of a SEO’s award.  This feature was included in the 2009 award schedule, but did not apply because no awards were made.  In the 2010 award schedule, this feature was not included.  While the plan provides that each mandatory deferral amount, with interest, is to be doubled and paid out after five years, we note that payment of these amounts is not assured to the SEO.  No monies are segregated, escrowed or otherwise earmarked for these payments.  Each SEO is a general unsecured creditor as to the SEO’s deferred account balance.  The fact that these monies together with the 100% company “match” are at risk, and the consequent desire to protect National Penn’s ability to pay them when scheduled for payment, in our opinion mitigate any impulse to excessive or unnecessary risk-taking by an SEO.  In fact, we believe that this bonus retention creates an incentive for a SEO to act conservatively with regard to risk-taking.   This program also decreases human capital risk concerning executive retention.

Lastly, in connection with its participation in the TARP CPP, National Penn and National Penn Bank entered into TARP restriction agreements with all potential SEOs and next top 20 most highly compensated employees (as defined in the TARP Final Rules).  As it pertains to the Executive Incentive Plan, each TARP restriction agreement provides that:

•
during any time period when each such officer is classified by the committee as either an SEO or one of the top 20 most highly compensated employees, any bonus or incentive compensation paid to such officer will be subject to recovery by National Penn and/or National Penn Bank if the payments were based on financial statements or performance metric criteria that are later proven to be materially inaccurate;

•
during any time period when each such officer is classified by the committee as either an SEO or one of the top five most highly compensated employees, the officer agrees to forfeit any payments to which he may be entitled resulting from the officer’s departure from National Penn and/or National Penn Bank or from a “change in control” of National Penn and/or National Penn Bank; and

•
during any time period when each such officer is classified by the committee as one of the top five most highly compensated employees (irrespective of being an SEO), the officer will forfeit the payment or accrual of any bonuses or retention awards accrued after June 15, 2009, except for certain restricted stock permitted under the TARP Final Rules.

Based on our review and analysis of the 2009 Executive Incentive Plan performance parameters, the plan’s current structure, and the execution of TARP restriction agreements, we conclude that these potential awards do not provide any incentives to a SEO to take actions increasing the risks identified above so as to threaten the value of National Penn.

Long-Term Incentive Compensation Plan

Each SEO currently participates in the annual awards of long-term incentive compensation grants under National Penn’s Long-Term Incentive Compensation Plan.  See “Philosophy and Strategy of Executive Compensation – Elements of Executive Compensation” in the CD&A below.  Through 2008, these awards to the SEOs consisted solely of non-qualified stock options, which vested at a rate of 20% each year over a five-year period.  We believe that the value of these stock option awards, given the vesting schedule, is soundly grounded in National Penn’s long-term financial performance, presenting little or no incentive for excessive or unnecessary risk taking.  Specifically, given the five-year graduated vesting schedule, we believe these option awards do not encourage behavior designed to create a short-term up-tick in National Penn’s stock price.  Also, when considering the amount of long-term incentive compensation as a percentage of our multi-faceted executive compensation program (see “Philosophy and Strategy of Executive Compensation – Total Compensation Positioning and Mix” in the CD&A below), we believe long-term incentive opportunities are meaningful, but not of a magnitude that would motivate our executives to take excessive or unnecessary risks.  Further, National Penn’s stock ownership guidelines, and restrictions on sale opportunities imposed by National Penn’s insider trading policy, significantly restrict any opportunities for profit based on a stock option exercise and same-day sale of the acquired stock at a time of a short-term upward movement in National Penn’s stock price.

In addition, as mentioned above, in connection with its participation in the TARP CPP, National Penn and National Penn Bank entered into TARP restriction agreements with all potential SEOs and next top 20 most highly compensated employees.  During any time period when each officer is classified by National Penn as either an SEO or one of the relevant most highly compensated employees, the restrictions that apply to the Executive Incentive Plan, including those that limit the payment or accrual of any bonuses or retention awards accrued until the TARP CPP investment in National Penn is repaid, likewise apply to the Long-Term Incentive Compensation Plan.  As a result, subsequent awards made pursuant to the Long-Term Incentive Plan have been drafted to provide for further restrictions on the exercisability of such awards, which focus on the National Penn’s long-term health and repayment of the TARP CPP investment.  See “Executive Compensation Decisions” in the CD&A below.

As to National Penn’s 2009 and 2010 grants of restricted stock discussed in the CD&A, we view the asset quality and liability acquisition cost measurements as affirmatively supporting a risk-averse perspective on company operations.  Further, the two-year performance period means that sustained results must be achieved before the restricted stock shares will vest.  Shares of restricted stock that may be granted reflecting a five-year service requirement likewise do not, in our opinion, present any inducement for unnecessary or excessive risk-taking in company operations.  Rather, they are an inducement to job retention.

Based on our review of 2009 and early 2010 long-term incentive compensation awards, we do not see these potential awards as providing any incentives to a SEO to take actions increasing the risks identified above so as to threaten the value of National Penn.

Severance Arrangements

The ratio of incentive compensation to annual salary and a company’s severance compensation policies should also be considered when assessing whether a compensation program encourages risk taking.  When an executive has a small salary relative to a potential incentive compensation payout, the executive has more incentive to engage in risky behavior to meet incentive plan goals of the executive.

Severance packages can also encourage risk taking if an executive can leave the company when his or her decisions turn out badly only to receive generous severance compensation, often including the accelerated vesting of stock options and restricted stock.  National Penn’s compensation structure has been weighted in favor of salary, and National Penn generally does not utilize large severance packages. Nonetheless, we still reviewed these arrangements as part of our overall risk analysis.

National Penn provides each of the SEOs (except Messrs. Fainor, Hughes, and Worthington) with a severance benefit only in a change-in-control context.  The change-in-control event must be followed with an adverse change in the individual’s employment status.  These benefits could provide an incentive to a SEO to seek a sale of National Penn.  One could argue that these benefits may serve to insulate a SEO from the consequences of ill-advised risk-taking because, in a worst case scenario, National Penn could be sold and a change-in-control benefit potentially received.  Messrs. Fainor, Hughes, and Worthington have employment contracts providing for severance payments for termination under certain circumstances in addition to a change in control.  There is a level of risk associated with these contracts for the individuals to take business risks because they have a severance package.  However, there are non-competition and retention components of these contracts which offset potential risk.

While not a severance arrangement per se, National Penn’s compensation plans and arrangements generally distinguish between terminations for “cause” and terminations not for “cause.”  If termination is not for “cause” (and such individual is not restricted by his or her TARP restriction agreement), the terminated employee still receives deferred incentive plan payments and unvested stock options immediately become vested.  However, in a termination for “cause,” these benefits are lost.  In addition, vested stock options are cancelled.  The definition of “cause” generally excludes a termination as a result of questionable judgment on the part of the employee and requires a willful failure to perform duties resulting in demonstrable material injury and damage to National Penn.  Arguably, this narrow definition of “cause” could lead a SEO to believe that he is protected from the potential consequences of excessive risk-taking activities.

We do not see the potential benefits of the foregoing severance arrangements as being sufficiently certain to provide a meaningful incentive to a SEO to take actions increasing the risks identified above so as to threaten the value of National Penn.

Supplemental Executive Retirement Plans (SERPs)

Messrs. Moyer and Worthington each have a SERP.  We note their existence because they represent non-qualified deferred compensation similar to the mandatory deferral accounts for SEOs under the Executive Incentive Plan.  For the general creditor reasons discussed above, we believe the SERPs create an incentive for these SEOs to act conservatively with regard to risk-taking.

Employee Compensation Plans

We reviewed each of the following employee compensation plans1 seeking to determine whether any elements could provide an incentive to a plan participant either to take unnecessary and excessive risks that could threaten the value of National Penn, or to manipulate earnings to increase compensation:

·	Management Incentive Plan	·	National Penn Wealth Management Incentives
·	Regional Incentive Plan	·	Credit Analyst Incentive Plan
·	401(k) Profit-Sharing Award	·	National Penn Information Center Incentive Plan
·	Caruso Benefits Group Incentive Plan	·	Nittany Bank Incentive Plan
·	Higgins Insurance Non-Commissioned and Commissioned Incentive Plan	·	HomeTowne Heritage Incentive Plan
·	National Penn Insurance Services Group Incentive Plan	·	Business Developer Commission Program
·	National Penn Investment Services Sales Incentive Plan	·	Mortgage Originator Incentive Plan
·	Christiana Bank & Trust Co. Executive Annual Incentive Plan	·	Government Banking Commission Schedule
·	National Penn Capital Advisors Incentive Plan	·	Cash Management Sales Incentive Plan
·	Resources for Retirement Incentive Plan	·	Corporate Incentive Plan

1           Omitted from the review were the Vantage Investment Advisors Incentive Plan, as the sale of Vantage was pending at the time, and the National Penn Leasing Company Incentive Plan, as that company is now inactive.

In doing so, we identified the following major areas of risk with respect to the employee compensation plans:

·	Asset Quality	·	Goodwill Impairment
·	Liquidity Management	·	Capital Management
·	Profitability	·	Overall Enterprise Management
·	Overall Enterprise Management	·	Reputation Risk
·	Human Capital Risk

After our review, our conclusion is that none of the aforementioned employee compensation plans contain features that that encourage excessive risk-taking or encourage the manipulation of earnings to increase compensation.  Our review revealed that these plans have sufficient controls in place to discourage a participant from taking unnecessary risk.  However, in several instances, we nonetheless identified and implemented existing risk modifiers or mitigating controls not currently expressed in the plan documents to create a more thorough examination of the risk attributes in each of those identified plans.

Management Incentive Plan

This plan covers officers and key personnel ranking just below those covered by the Executive Incentive Plan.  It utilized the same company performance goals for 2009 as did the Executive Incentive Plan – growth in ROA and achievement of several strategic business objectives – as well as individual performance objectives.  We believe that the strategic business objective goal provides an appropriate counterpart to the profitability goal.  And, as is the case with the Executive Incentive Plan, other risk mitigants are the multiple performance measures underlying the company performance goals and the absence of awards for performance above the maximum value in 2010.

Regional Incentive Plan

This plan covers relationship managers, community office staff and regional managers, and loan centers and specialty lending group staff and support personnel.  It is based on growth in loans, deposits and profits.  As such, we have approved inserting risk recognition attributes into this plan.

We identified the following as potential risks: portfolio quality and the potential to make payouts based on team and/or individual performance when overall organization performance does not warrant the expense.  We believe these potential risks are tempered by both the balance of multiple performance measures and the moderate payouts under the plan.  We also identified mitigating controls not currently expressed in the plan, and determined that they should be added to the plan.  These controls include removing loans from the portfolio when they are downgraded or transferred into workout or reclassified as a special asset, which would impact both the individual and team incentives.  In this regard, to emphasize loan quality, reclassified loans reduce assets included in the calculation, thereby reducing the incentive.

401(k) Profit-Sharing Award

This plan covers all employees participating in the Capital Accumulation Plan (a 401(k) plan).  It utilizes the ROA test of profitability.

Caruso Benefits Group Incentive Plan

This plan provides both team bonuses and individual bonuses for Caruso Benefits employees, based upon pre-tax income of Caruso Benefits.  Caruso Benefits’ business, as well as that of Higgins Insurance and National Penn Insurance Services Group, is based upon third-party providers.  These third parties control the underwriting and sales decisions and, as a result, the commissions ultimately paid to Caruso Benefits, Higgins Insurance and National Penn Insurance Services Group.  Accordingly, no risk elements are considered to be present in the three plans applicable to these businesses.

Higgins Insurance Non-Commissioned and Commissioned Incentive Plans

These plans cover employees of Higgins Insurance (now a division of National Penn Insurance Services Group, Inc.).  For producers, there is a percentage of salary awards for the growth of the producer’s book of business if the producer surpasses his or her annual gross new business and renewal revenue targets for the year.  For non-commissioned employees, an incentive pool may be created based on pre-tax income (actual vs. budget), and reflecting individual performance evaluations.  No risk elements are considered to be present.  See “Caruso Benefits Group Incentive Plan” above.

National Penn Insurance Services Group Incentive Plan

This plan covers all other identified employees in National Penn’s insurance services group not covered under either the Caruso Benefits Group or Higgins Insurance plans mentioned above.  This plan is based upon adjusted pre-tax income for the insurance group, with awards as fixed percentages of individual compensation based upon threshold, target and optimum levels of adjusted pre-tax income.  No risk elements are considered to be present.  See “Caruso Benefits Group Incentive Plan” above.

National Penn Investment Services Sales Incentive Plan

This plan covers the program manager of National Penn Investment Services, the broker-dealer operation out-sourced to an independent third party. As the plan is a combination of base salary, commissions, program manager “override” commissions adjusted by pre-tax profits for the program, the primary risk present is reputation risk. Like National Penn’s insurance businesses, decisions regarding sales and commissions are made and controlled by a third party.  Accordingly, no risk elements are considered to be present in this plan.

Christiana Bank and Trust Co. Executive Annual Incentive Plan

This plan covers the Chief Executive Officer/President and the Chief Trust Officer of Christiana Bank & Trust Co. Awards are based on achievement of various company performance goals and various individual performance goals. In particular, we note that the company performance goals for the Chief Trust Officer include “trust margin” as well as trust revenue. This mitigates the impact on compensation of a large increase in trust revenue. Also, no award can be earned for either officer unless at least two of the company performance measures meet the threshold requirement.

National Penn Capital Advisors Incentive Plan

This plan covers the President of this registered investment advisor. Incentive compensation awards are based on the unit’s sales, sales growth, and profitability. The primary risks identified are reputation risk, a lack of focus on profitability, and that the plan is not adjusted by profitability measures.

The Division CFO conducts a monthly sales audit which is verified by the NPCA President to ensure the reported assets are recorded as signed business and the proper revenue schedule is being applied. For any case of $20,000 or more, the incentive compensation may be paid in the following manner:  25% at time of sale and remaining 75% after one year. These actions reduce the above risks.

Resources for Retirement Incentive Plan

This plan covers the President of this division. It reflects sales growth, earnings and revenue growth. Other than division profitability, no factors are present to mitigate incentives for sales growth. Having said that, we view the primary risk as reputation risk. Note that these incentive compensation arrangements are provided as part of an employment agreement entered into at the time of the acquisition of this company.

National Penn Wealth Management Incentives

There are incentive compensation arrangements for the two most senior officers of the National Penn Investors Trust Co. (NPITC) division of National Penn Wealth Management, N.A. (NPWM). These provisions are embedded in their “evergreen” employment agreements. Annual bonuses are a function of the division’s pre-tax profits, which are determined as set forth in the employment agreements. The methodology takes into account “direct expenses,” “indirect expenses,” and capital charges as defined in the employment agreements.  Bonus opportunities are capped annually per defined schedule.  We identified an existing risk modifier or mitigating control not currently expressed in the plan that the amount of annual cash bonus is approved by the Board of Directors of NPWM and CEO or CFO of National Penn. This action reduces inherent risks.

Other NPITC officers have incentive compensation arrangements embedded in incentive agreements that are a function of wealth management group profitability, individual unit profitability and individual performance factors.

Lastly, there is the NPITC Account Officer Retention and Sales Bonus Program. This program provides account officers with bonuses based on client retention (at least 94%) and sales that result in an increase of the employee’s “fee base”.  This program is sales driven, based on revenue.

Credit Analyst Incentive Plan

This plan provides that credit analysts’ incentive compensation will be covered by the support staff plan contained in the Regional Incentive Plan (discussed above).  The bonuses paid out are based on an average of the incentives earned by all of the business centers in a year.  This averaging, coupled with the moderate payouts under the plan and the absence of credit analyst control over the ultimate decision to approve and make loans, mitigate risk in the plan.

National Penn Information Center Incentive Plan

This plan covers all employees in the National Penn Information Center (the “Information Center”).  The company performance goals under this plan are the same as those in the Executive Incentive Plan, the Management Incentive Plan and the Regional Incentive Plan.  It also reflects the level of achievement of the Information Center’s service goals (expressed as “handle rate” percentages).  The moderate payouts under this plan, together with the risk mitigants common to this plan and the Executive Incentive Plan, the Management Incentive Plan and the Regional Incentive Plan, reduce any inherent risks.

Nittany Bank Incentive Plan

This plan covers employees of the Nittany Bank division.  It is based on the division’s semi-annual growth in net loans and deposits and semi-annual “direct” net income.  While loan growth as a goal could be viewed as a potential risk issue if used without regard to loan quality, the use of “direct” net income introduces asset quality into the equation.

HomeTowne Heritage Incentive Plan

This plan covers employees of the HomeTowne Heritage Bank division  It is a five-year plan covering the period from 2008 through 2012, with yearly targets for delinquencies, non-accruals, charge-offs, loan growth and “direct income.”  Direct income is determined before taxes and allocated expenses.  Actual charge-offs are charged directly to earnings in computing “direct” income.

In our review, we also identified existing risk modifiers or mitigating controls not currently expressed in the plan document and approved their insertion in that document.  These modifiers and controls include the following: providing a maximum level of payout opportunity because plan guidelines currently do not include a payout schedule; providing that results be presented to the HomeTowne Heritage Bank Board for approval and recommendations and then to National Penn’s CEO for final approval; and that results be tracked by the HomeTowne Heritage Bank President & CEO utilizing reports distributed by the National Penn finance department.

Business Developer Commission Program

This plan covers loan developers.  It is a commission-based program.  Because participants have no control over loan pricing and no loan approval authority, there are no significant risk issues in this plan.

Mortgage Originator Incentive Plan

This plan covers mortgage originators.  These employees can earn base commissions per transactions, as well as receive volume incentives.  Because these persons have no loan underwriting authority, there are no significant risk issues presented by this plan.

Government Banking Commission Schedule

This plan covers employees who earn commissions on deposit generation from governmental entities.  The business risk is that sales commissions are paid in excess of the value to National Penn of the deposits generated.  However, employees who may earn commissions are not involved in pricing decisions, and National Penn’s finance department reviews the computation of the “earnings credit” utilized in computing sales commissions.

Cash Management Sales Incentive Plan

This plan covers cash management sales personnel.  The plan provides that participants are to receive a total of 30% of the fee income booked in 2009 in excess of a defined “break even” amount.  The plan is a sales-driven plan.

In our review, we also identified existing risk modifiers or mitigating controls not currently expressed in the plan document and approved their addition to the plan document.  These modifiers and controls include the following:  that new business booked is validated by the Cash Management Support area; plan year reviews and approvals of Director of Cash Management, EVP/Department Head and Finance are provided; and all sales reports with account numbers are forwarded to the Finance department so that a sampling of booked business can be performed to ensure that the services have been implemented and that the fees are being collected.

Corporate Incentive Plan

This plan provides potential awards for employees not covered by any other compensation plan.  It employs the same company performance goals as the Executive Incentive Plan and Management Incentive Plan, with no individual performance goals.  Potential risks are mitigated by both the balance of multiple performance measures underlying company performance goals, as well as the moderate payouts under the plan.

See the section of the CD&A entitled “Participation in U.S. Treasury’s TARP CPP” on page 37 for additional information concerning our SEOs.

J. Ralph Borneman, Jr., Chair	Thomas L. Kennedy
Robert L. Byers	Christian F. Martin IV
Jeffrey P. Feather	Natalye Paquin

Compensation Discussion & Analysis

Introduction

This Compensation Discussion & Analysis, or CD&A, is intended to assist shareholders in understanding and evaluating the information found in this proxy statement under the captions, “Executive Compensation” and “Potential Payments Upon Termination or Change in Control.”  These two sections provide information about the compensation and benefits provided to all persons who served as National Penn’s principal executive officer or principal financial officer in 2009, as well as the three other most highly compensated National Penn executive officers in 2009.  These “named executive officers” are identified below in this CD&A under the caption “2009 Named Executive Officers.”

National Penn is a participant in the Capital Purchase Program under the U.S. Treasury’s Troubled Asset Relief Program, which we refer to as the TARP CPP.  As a result, National Penn’s executive compensation program is subject to increased, ongoing, and evolving governmental regulation while U.S. Treasury holds National Penn’s senior preferred stock.  This regulation includes restrictions on elements of compensation payable or awardable to our named executive officers and other employees of National Penn.  See the section of this CD&A entitled “Participation in U.S. Treasury’s TARP CPP.”

An Overview of 2009 National Penn Executive Compensation

2009 was a very challenging year for National Penn.  The nationwide recession began to adversely affect National Penn’s financial performance and condition in the second half of 2008, and this effect intensified and continued throughout 2009.

At the beginning of 2009, National Penn’s Compensation Committee, which we refer to as the committee, approved the overall compensation program for 2009 for National Penn’s Chief Executive Officer (CEO), Chief Operating Officer (COO), and other named executive officers.  Among the committee’s primary considerations in approving the 2009 compensation program was to provide incentives for achieving and maintaining profitability in 2009 and long-term financial performance.  2009 base salaries for our CEO and COO were also approved by the independent members of the Board of Directors.

Compensation for 2009 consisted of three primary elements – base salary, potential cash incentive awards, and equity incentive awards.  Salaries in 2009 were mostly unchanged from salaries in 2008.  To implement the non-salary components, the committee, in February 2009, first established performance goals for 2009 under National Penn’s Executive Incentive Plan.  These goals included a combination of corporate performance goals — profitability, as measured by targeted return on adjusted average assets, and long-term financial performance, as measured against the successful attainment of five key strategic business objectives — as well as individual performance goals.

In February 2009, the committee also made incentive compensation awards to the named executive officers in a combination of non-qualified stock options, performance-based restricted stock and service-based restricted stock.  The performance restrictions were based on two of National Penn’s strategic objectives — strong asset quality and reduced liability costs, each measured over the two-year period ending December 31, 2010.  The service-based restricted stock would vest in five years to recognize achievement of the National Penn/KNBT merger integration goals.

In February 2010, the committee evaluated the company’s 2009 financial performance, which is described in our 2009 annual report.  Given the financial results for the year, the committee determined that no amounts would be paid under the Executive Incentive Plan to the named executive officers.  Further, because of the decline in the price of National Penn common stock during 2009, the equity awards made at the beginning of the year had significantly less value by year-end.  Any salary adjustments for our named executive officers for 2010 were made in connection with corresponding changes in their roles and responsibilities with National Penn.  See “Executive Compensation Decisions — 2010 Base Salary Determinations” and “Executive Compensation Decisions — Consulting Agreements” below.

2009 Named Executive Officers

In 2009-2010, several key changes were made in National Penn’s executive leadership team, namely:

•	Scott V. Fainor was appointed National Penn’s President and Chief Executive Officer after Glenn E. Moyer stepped down from that position in January 2010 as a transition to his retirement.

•	Michael J. Hughes became Chief Financial Officer of National Penn and Group Executive Vice President of National Penn Bank in August 2009.

Mr. Fainor, Mr. Hughes and four other persons are National Penn’s named executive officers for 2009.  The following table identifies those additional named executive officers, as well as the positions held by all of our named executive officers in 2009:

Name	Position at 12/31/2009 (unless otherwise noted)
Scott V. Fainor	Senior Executive Vice President and Chief Operating Officer
Michael J. Hughes	Group Executive Vice President and Chief Financial Officer (beginning August 31, 2009)
Donald P. Worthington	Group Executive Vice President
Glenn E. Moyer	President and Chief Executive Officer
Michael R. Reinhard	Group Executive Vice President and Chief Financial Officer (through August 30, 2009)
Paul W. McGloin	Group Executive Vice President

These named executive officers are also our “senior executive officers,” as that term is used in the Emergency Economic Stabilization Act of 2008 and the American Recover and Reinvestment Act of 2009, which we refer to collectively as the Recovery Act.

Role of the Committee

The committee operates under a written charter reviewed, updated and approved annually by National Penn’s board of directors.  The committee’s role and responsibilities regarding executive compensation are to:

•	Develop an overall executive compensation philosophy and strategy, including independent research on executive officer compensation;

•
Determine appropriate levels of executive compensation, including the mix between fixed and incentive compensation and the mix between short-term and long-term compensation, without encouraging unnecessary and excessive risk-taking;

•	Develop executive compensation procedures and programs consistent with the approved compensation philosophy and strategy;

•	Approve participation, performance measures, and performance parameters for awards under the Executive Incentive Plan and the Long-Term Incentive Compensation Plan;

•
Review and approve corporate goals and objectives relevant to CEO compensation, evaluate our CEO’s performance in light of those goals and objectives, and approve our CEO’s compensation level based on this evaluation;

•	Review and approve employment, severance and/or change-in-control agreements for National Penn’s Section 16-reporting executive officers; and

•
Review and determine or ratify the compensation of National Penn’s Section 16-reporting executive officers as recommended by our CEO, and review the compensation of our COO’s direct reports who are not Section 16 officers (which reviews generally include a review of competitive market data for these individuals and consideration of market conditions).

Compensation Consultant

The committee has historically retained a compensation consultant.  Generally, this compensation consultant provides the committee with peer executive and non-employee director compensation data, as well as expertise and advice on various matters brought before the committee. The committee has the sole authority to retain and terminate the independent compensation consultant and approve fees and other engagement terms.

Through April 2009, Mosteller & Associates, Inc., a human resources consulting firm, served as the compensation consultant to both the committee and management.  Under the terms of its engagement, Mosteller & Associates only performed work for management if it was approved in advance by the committee’s chairman and deemed not in conflict with the committee’s responsibilities and Mosteller & Associates’ work for the committee.

Due to the increasingly significant number and nature of projects for which management wished to engage Mosteller & Associates, the committee initiated a search for a firm that could serve as the committee’s independent compensation consultant.  As the result of that process, the committee selected Pearl Meyer & Partners, referred to as PM&P, as its independent compensation consultant, effective April 2009.  National Penn management continues to use Mosteller & Associates for various executive recruitment and compensation-related matters.  PM&P does not perform any consulting work for our management, but rather reports directly to the committee.

Peer Group Comparison & Benchmarking

The committee regularly reviews the competitive market to compare executive pay and performance to market norms and to provide guidance for setting total compensation guidelines.   During the latter part of 2009, the committee engaged PM&P to conduct a comprehensive benchmark analysis.

PM&P used multiple data sources in conducting its review.  A key source of information was a peer group of institutions of similar asset size and regional location.   The peer group was based on objective criteria and approved by the committee.  For the 2009 review, the peer group represents 20 institutions (with National Penn positioned at median), located in the mid-Atlantic, northeastern, or midwestern United States, of similar size and with generally similar business models.

The peer group is listed below.

Company Name	City, State	Ticker Symbol

Boston Private Financial Holdings, Inc.	Boston, MA	BPFH
Citizens Republic Bancorp, Inc.	Flint, MI	CRBC
Flagstar Bancorp, Inc.	Troy, MI	FBC
First Midwest Bancorp	Itasca, IL	FMBI
FirstMerit Corporation	Akron, OH	FMER
F.N.B. Corporation	Hermitage, PA	FNB
First Niagara Financial Group, Inc.	Lockport, NY	FNFG
Fulton Financial Corporation	Lancaster, PA	FULT
MB Financial, Inc.	Chicago, IL	MBFI
NewAlliance Bancshares, Inc.	New Haven, CT	NAL
Old National Bancorp	Evansville, IN	ONB
Park National Corporation	Newark, OH	PRK
PrivateBancorp, Inc.	Chicago, IL	PVTB
Signature Bank	New York, NY	SBNY
Susquehanna Bancshares, Inc.	Lititz, PA	SUSQ
United Bankshares, Inc.	Charleston, WV	UBSI
Valley National Bancorp	Wayne, NJ	VLY
Webster Financial Corporation	Waterbury, CT	WBS
Wilmington Trust Corporation	Wilmington, DE	WL
Wintrust Financial Corporation	Lake Forest, IL	WTFC

In addition to the peer group, PM&P used several other sources of data from published industry surveys, including US Mercer Benchmark database and Watson Wyatt Financial Institutions Benchmark Survey.  All data reflected the appropriate survey scope for banks of similar asset size and region to National Penn.

Data and competitive perspective were assessed by component (e.g., base salary, annual cash incentives, long-term equity incentives) and in aggregate to provide a comprehensive review of total compensation.   The relationship between pay and performance between National Penn and the peer group was also analyzed.  Data from PM&P’s analysis was used to assess the effectiveness of the current compensation program in meeting desired objectives as well as develop total compensation guidelines and serve as a reference for decisions going forward.

However, in the interest of keeping current with emerging market awareness, the committee receives and reviews other available information on executive compensation practices and pay levels throughout the year.  Such sources range from reviewing available compensation surveys and databases as well as attending industry meetings. While benchmarking is important to the committee’s analysis of the compensation of our executives, it is historical and may not in all cases represent best practice going forward.   Such data, while a helpful resource are not meant to supplant the committee’s review of National Penn executives’ performance, internal pay equity information and other market information, all of which the committee believes are necessary when making compensation decisions.  Thus, the committee has the discretion to set compensation levels that are higher or lower than targeted “market” benchmarks.

Role of Executives in Establishing Compensation

During 2009, our CEO and COO worked with the committee in designing and implementing National Penn’s compensation programs for all executive officers, excluding themselves.  Their role included:

•	Recommending performance targets, goals and objectives;

•	Evaluating executive performance;

•
Advising and consulting with the committee regarding corporate titles, base salaries, annual incentive plan categories, long-term incentive compensation awards, general awards, and employment terms for executives; and

•	Providing background information for committee meeting agenda items.

In 2009, our CEO and COO generally attended committee meetings, but were not present during executive sessions of the committee when matters related to them were discussed.  Periodically, other executive officers and advisors attended committee meetings, generally to provide reports, information and advice about agenda topics.

Philosophy and Strategy of Executive Compensation

Overall Objective

The overall executive compensation philosophy and strategy at National Penn is to provide a total compensation package which is balanced and competitive in the external market and correlates to National Penn’s strategic business plan.  The package is also intended to compensate superior individual and corporate performance appropriately based on financial and strategic performance measures that increase longer-term shareholder value, all without encouraging excessive or undue risk-taking.

Benchmark References

As noted above, the committee regularly reviews and considers market and peer data as well as other available best practice information to facilitate their assessment of executive compensation and performance.  The committee references several resources, including, but not limited to, peer group information, industry compensation surveys and industry performance data.  These resources are used to assist the committee in assessing the competitiveness of current pay levels as well as to set compensation program guidelines.

Total Compensation Positioning and Mix

National Penn generally targets its total compensation package (both individual components and in the aggregate) to be competitive with market (i.e., approximately 50th percentile).  While targets are set to provide competitive pay for meeting expected performance, actual pay levels (by component and in the aggregate) vary to reflect performance relative to goals and industry performance over both short- and long-term timeframes.

In the aggregate, the objective of National Penn’s total compensation program is to provide an appropriate “mix” and balance of fixed and variable (i.e., incentive/performance) compensation.   The target mix of compensation will vary based on the executive’s role, and the actual mix will vary based on performance (e.g., in a year when no annual incentive is paid, the percentage of total compensation paid in salary will increase).  The focus on mix is to ensure our total compensation program is appropriately focused on fixed versus variable compensation.

In general, the committee targets the following elements as a percentage of total direct compensation (salary plus annual cash and long-term equity incentive) for its named executive officers:

•	Base salary will comprise between 40% and 55%.

•	Annual cash incentives will comprise between 20% and 30%.

•	Long-term equity incentives will comprise between 20% and 30%.

The result is that 40% to 60% of a named executive officer’s total compensation will vary based on performance.

Elements of Executive Compensation

Element	Description	Other Features
Base Salary
The purpose of base salary is to provide competitive and fair compensation that reflects the position and the individual’s value to the organization based on National Penn’s business strategy.  Base salary reflects fixed compensation that is the foundation for other compensation components (such as incentives and benefits). Executive base salaries at National Penn are to be structured and targeted “at market” or approximately 90% to 115% of median pay (i.e., approximately 50th percentile) for comparably sized financial services organizations.  Actual salaries are set to reflect each executive’s individual role, contribution, experience and performance.
The committee reviews and determines executive salary levels annually.
Annual Cash Incentives
Awards under our Executive Incentive Plan are designed to motivate and compensate executives for the achievement of our annual business plan/objectives. Target award levels are set to be consistent with market practice, but actual award levels will vary from 0% to 150% of target (i.e., market) to reflect achievement of performance goals to hold executives accountable for corporate and individual performance.  Company performance goals are tied primarily to financial performance measures as determined/approved by the committee and, where appropriate, individual performance goals that reflect each executive’s accountability for driving business success. All performance goals are periodically reviewed by the committee in order to ensure that they do not promote excessive or undue risk taking.  Financial objectives may also include a measured comparison of how well National Penn performs versus its peer group. Objectives will have specific assigned levels of achievement for threshold, target, and optimum (or maximum) performance.

The committee establishes the specific terms and conditions for the payment of annual cash incentive awards at the beginning of the applicable year. Additionally, the committee has discretion to consider unusual business factors and their resulting effect on corporate performance in any award granted.

Element	Description	Other Features
Long-Term Equity Incentives
Awards under our Long-Term Equity Incentive Compensation Plan are intended to compensate executives for sustained long-term performance that is aligned with shareholder interests and to encourage employee retention through vesting schedules.  We also expect our executives to own National Penn stock to ensure long-term perspectives and serve as a mitigating factor against any tendency to excessive or undue risk taking.  See “Stock Ownership — Guidelines” on page 59 of this proxy statement.  Long term equity incentive awards may take a variety of forms, such as stock options and restricted stock grants. Levels and frequency of awards are determined by the committee and designed to reflect the executive’s level of responsibility and performance, competitive parameters and desired compensation philosophy and objectives.  While initial grants are targeted to be competitive with market, actual award values will reflect National Penn’s actual long-term performance (through stock price appreciation and achievement of long-term performance goals).  Service-based restricted stock awards can also be granted as appropriate to recognize performance and provide ownership/retention focus.  Long term incentives have the capacity to be the largest component of executive compensation, if our performance and stock price exceeds our expectations.
The committee evaluates and establishes the form, mix and terms of the long-term equity incentive awards annually.
Executive Benefits
National Penn provides executives with a level of executive benefits and perquisites to remain competitive, retain key executives, and address contribution caps that may be placed on their participation in several employee benefit programs (e.g., retirement contributions in a 401(k) plan).  Perquisites are provided only where appropriate and where they facilitate job performance (e.g., automobile and telephone allowances).
Details on executive benefits and prerequisites are included in footnotes 5 and 10 to the Summary Compensation Table, which begins on page 40.

Agreements with Executives

An important aspect of overall executive employment relationships are employment and change-in-control agreements. These agreements are designed to promote stability and continuity of senior executives and ensure their interests are aligned with shareholders.  Terms of these agreements consider marketplace practices and National Penn’s unique needs, and are tailored to the individual executive with a focus on retention and recruitment. Change-in-control features are included as necessary in the current financial services industry, legal, regulatory and economic environment. Details on employment agreements and change-in-control agreements are included under “Employment, Change-in-Control and Other Agreements” on page 49.

Summary

National Penn's executive compensation philosophy and strategy is intended to be competitive in the marketplace and compensate executives commensurate with actual performance.  Because a significant portion of our total compensation is performance-based (through annual cash and long-term equity incentives), we expect our compensation will vary on an annual basis, but evolve over the long-term to align with our performance relative to our business strategy, peers and the financial services industry overall.  We believe our total compensation program provides an appropriate balance that enables us to ensure proper pay-performance alignment and reduces the potential that our plans might motivate excessive or undue risk taking. Our program balances:

•	Short and long term performance

•	Company and individual performance

•	Quantitative/financial performance and qualitative/discretionary performance

•	Absolute performance (our internal goals) and relative performance (compared to industry)

When corporate performance exceeds our objectives and peer performance, total compensation is intended to be above market median (e.g., 75th percentile).  In years where short-term performance goals are not achieved or fall below expectations, total compensation will be below market median (e.g., 25th percentile).  Over a long-term horizon, total compensation should reflect the level of sustained performance achieved by National Penn.

All of the components are balanced, integrated, and designed to provide a total compensation environment that will enhance the executives’ relationship with the company and support the growth of overall shareholder value.

Executive Compensation Decisions

In this section, we discuss decisions made by the committee over the course of 2009 and early 2010 regarding the compensation of our 2009 named executive officers.  When considering various factors relative to the committee’s decisions, no specific formula was applied to determine the weight of each factor. Rather, the committee exercised its discretion and judgment when considering each factor and all factors, taken collectively.

Base Salary

2009 Base Salary Determinations.  In February 2009, the committee, in executive session, reviewed Mr. Moyer’s performance as evaluated by National Penn’s non-employee directors, as well as a tally sheet showing all components of Mr. Moyer’s compensation, and internal and external base pay equity information.2  The committee also considered Mr. Moyer’s success in managing the integration and growth of the combined National Penn/KNBT/CB&T organization in 2008.  The committee weighed these considerations against National Penn’s 2008 financial performance, then current economic conditions and Mr. Moyer’s recommendation that his base salary be maintained at its current level.  Based on its review of these factors, the committee decided to maintain Mr. Moyer’s base salary at $540,000, the amount of Mr. Moyer’s 2008 base salary.

The committee, in executive session, also reviewed Mr. Fainor’s performance as evaluated by Mr. Moyer, as well as a tally sheet showing all components of Mr. Fainor’s compensation, and internal and external base pay equity information.  The committee also considered Mr. Fainor’s success in 2008 in managing National Penn’s principal banking unit, the merged National Penn Bank/Keystone Nazareth Bank & Trust Company, which merger took effect on February 2, 2008.  The committee weighed these considerations against National Penn’s 2008 financial performance, then current economic conditions and Mr. Moyer’s recommendation that Mr. Fainor’s base salary be maintained at its current level.  Mr. Fainor supported Mr. Moyer’s recommendation.  Based on its review of these factors, the committee decided to maintain Mr. Fainor’s base salary at $444,945, the amount of Mr. Fainor’s 2008 base salary.

2           Tally sheets present all elements of compensation for our named executive officers, including potential payments under our Executive Incentive Plan and awards under our Long Term Incentive Compensation Plan.  The purpose of these tally sheets is to bring together, in one document, all of the elements of compensation for our named executive officers so that the committee can more easily analyze internal pay equity and whether actual compensation is aligned with our compensation strategy.

The committee also considered base salary adjustments for 2009 for Messrs. Reinhard and McGloin, but likewise decided to maintain base salary for Messrs. Reinhard and McGloin at 2008 levels.  In reaching their decision, the committee reviewed the performance of each of these officers, as evaluated by Mr. Moyer, a tally sheet showing all components of their compensation, and internal and external base pay equity information.  The committee also received market data supplied by its compensation consultant on the competitive marketplace for senior executive officer positions at similarly situated financial service companies, based on National Penn’s peer group.  The committee also considered National Penn’s 2008 financial performance, then current economic conditions and Mr. Moyer’s recommendations.

Mr. Hughes’ Hiring.  In August 2009, National Penn hired Michael J. Hughes as Chief Financial Officer of National Penn and Group Executive Vice President of National Penn Bank.  The committee approved a base salary for Mr. Hughes of $375,000.  The committee considered Mr. Moyer’s assessment that a base salary at this level was necessary to attract an executive with Mr. Hughes’ skills and background.  Other factors were also evaluated when formulating Mr. Hughes’ base salary, including:

•	marketplace compensation trends and general economic conditions;

•	the peer group base salary data for similar positions;

•	base salaries for other executive officers at National Penn and the compensation of National Penn’s former CFO;

•	Mr. Hughes’ salary at his prior places of employment;

•	the importance of, and challenge inherent in, Mr. Hughes’ responsibility for formulating and implementing National Penn’s financial strategies and policies; and

•	the executive compensation restrictions applicable to National Penn due to its participation in the TARP CPP.

November 2009 Base Salary Determination for Mr. Worthington.  In November 2009, the committee approved adjusting Mr. Worthington’s base salary from $235,000 to $265,000.  In doing so, the committee reviewed Mr. Worthington’s performance, as evaluated by Mr. Moyer, as well as an executive compensation analysis of peer group data by PM&P, its new independent compensation consultant.  The committee also considered Mr. Worthington's success in managing National Penn's trust and wealth management business, particularly in light of the increased size and complexity following the KNBT and CB&T transactions.

2010 Base Salary Determinations.  In January 2010, National Penn announced that Mr. Fainor was appointed as National Penn’s President and Chief Executive Officer after Mr. Moyer stepped down from that position as a transition to his retirement.  The committee, in executive session, approved increasing Mr. Fainor’s base salary from $444,945 to $540,000, effective upon his appointment as President and Chief Executive Officer.  In approving Mr. Fainor’s new base salary, the committee considered the additional responsibilities that Mr. Fainor would be undertaking in his new position, including, among others, his role in implementing National Penn’s enterprise-wide, board approved “self-improvement plan,” which is intended to define, guide, coordinate and oversee the execution of strategies to improve the financial strength of the company.  The committee also considered the recommendations of Thomas A. Beaver, National Penn’s chairman, who led and coordinated the National Penn board’s oversight of the leadership change.  The committee weighed these considerations against National Penn’s 2009 financial performance, current economic conditions, and internal and external base pay equity information, including the base salary level for our CEO in 2008 and 2009, as well as base salary levels for chief executives of National Penn’s peer group.

Upon stepping down as National Penn’s President and Chief Executive Officer, Mr. Moyer agreed to continue his employment with National Penn as a special advisor to our CEO until April 30, 2011, after which date Mr. Moyer would serve as a consultant for National Penn until December 31, 2011.  The committee, in executive session, approved the terms of a letter agreement, which provided, among others, that Mr. Moyer’s base salary would remain unchanged through February 2010; Mr. Moyer’s annual base salary would decrease to $335,000, effective March 2010 through April 2011; and during Mr. Moyer’s consulting period, National Penn would pay Mr. Moyer a consulting fee of $10,000 per month.  Among the factors the committee considered in approving the letter agreement were Mr. Moyer’s expertise in workout credit and the value of that expertise to National Penn; his important role in transitioning significant relationships to other company executives; Mr. Beaver’s  and Mr. Fainor’s discussions with Mr. Moyer about his new roles and responsibilities; National Penn’s 2009 financial performance; internal base pay equity considerations; Mr. Moyer’s existing employment agreement, including its retirement provisions, and his TARP restriction agreement; and National Penn’s overall implementation of the executive compensation restrictions imposed on it under the Recovery Act.  The committee also reviewed a chart that summarized and compared the types and amounts of compensation and benefits that would be payable to Mr. Moyer under his employment agreement upon this transition, as determined both under the TARP CPP compensation restrictions currently applicable to National Penn and as if National Penn had previously repaid the TARP CPP funds.

The committee also approved adjusting Mr. Hughes’ base salary for 2010 from $375,000 to $390,000.  The committee reviewed the performance of Mr. Hughes, as evaluated by Mr. Fainor, as well as an executive compensation analysis of peer group data by PM&P.  In reaching its decision, the committee also considered Mr. Hughes’ increased role in implementing National Penn’s enterprise-wide, board-approved self-improvement plan and his additional responsibilities as part of National Penn’s newly established Office of the President.

Consulting Agreements.  Paul W. McGloin and Michael R. Reinhard left employment with National Penn, effective December 31, 2009 and January 31, 2010, respectively.  In connection with their departures, Messrs. McGloin and Reinhard each entered into a consulting and noncompetition agreement with National Penn under which they will provide consulting services to National Penn and its subsidiaries for a period of twelve months.  Under Mr. McGloin’s agreement, which the committee approved as part of its approval on TARP CPP compliance issues, Mr. McGloin will receive a consulting fee of $19,583 per month.  See “Participation in U.S. Treasury’s TARP CPP.”  Under Mr. Reinhard’s agreement, Mr. Reinhard will receive a consulting fee of $14,583 per month.  Mr. Reinhard was not serving as an executive officer at the time of his departure.  His agreement was approved by Mr. Fainor, in consultation with the committee, taking into account the value of Mr. Reinhard’s services, National Penn’s past practices, and National Penn’s compliance with the requirements of the Recovery Act.

Executive Incentive Plan

2009 Plan Year Goals and Results.  In February 2009, the committee approved the company performance goals and award schedule for the plan year.  For the 2009 plan year, the Executive Incentive Plan had three categories of participants:

•
Category A included only our CEO and the second highest-ranking executive officer (in 2009, our COO), and had the highest award potential.  It was based on company performance only, with an opportunity for the committee to increase or decrease the award amount based on individual performance.

•
Category B included our CFO and the other most senior executive officers with company-wide managerial responsibilities.  For Category B participants, approximately 75% of the award opportunity was based on overall company performance, with the remainder based on individual or functional area performance.

•
Category C included other National Penn executive officers.  For Category C participants, at target award levels, 60% of the award opportunity was based on company performance and 40% was based on individual or functional area performance.

Company performance goals were established based on a range of return on adjusted average assets, and National Penn’s success relative to attainment of five key strategic business objectives set forth in National Penn’s strategic plan.  The committee set the target levels for the financial and strategic objectives relating to potential 2009 Executive Incentive Plan awards, and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the performance goals was significant and reasonable given the business environment, risk and other related factors.

The award schedule for 2009 was based on three factors, the first two comprising the company performance award, and the third being the individual performance award:

•	Return on adjusted average assets results were to be interpolated if achieved within the range of a threshold goal of 0.59%, a target goal of 0.80%, and an optimum goal of 1.01%.

•
The strategic business objective goal consisted of the following five measures established by National Penn’s board in late 2008 as key strategic items during this extraordinary economic time period:  rebuilding tangible equity above peer average; improving liability acquisition costs; targeting the right customer groups; maintaining strong asset quality; and maximizing human capital.

Business objective goal success was to be interpolated from a threshold goal of success in three out of five criteria, a target goal of success in four out of five criteria, and an optimum goal of success in five out of five criteria.

•
An individual award based on the respective objectives established for each participant at the beginning of the plan year.  For Category A participants, this incentive ranged from -10% to +10% of base salary.  For Category B participants, this incentive ranged from 0% to 20% of base salary, with a target of 7%.  For Category C participants, this incentive ranged from 0% to 20% of base salary, with a target of 10%.

With respect to the company performance award, the return on adjusted average assets goal was weighted 30%, while the strategic business objectives goal was weighted 70%.  There was also a “peer performance lever” that the committee could use to adjust the company performance award targets upward or downward, relative to peer performance.

2009 Resulted in No Award Payouts.  In March 2010, the committee reviewed Executive Incentive Plan results for 2009 performance.  National Penn did not achieve the threshold level of 0.59%, and the committee concluded, based on materials provided by management, that only two of the five business objective goals were attained.  Since neither the return on adjusted average assets nor the business objective thresholds were met, the committee determined that no company performance awards were earned for the named executive officers under the Executive Incentive Plan for 2009.  The committee also did not approve any individual performance awards for the named executive officers for 2009.

2010 Plan Year Goals.  In March 2010, the committee also approved the company performance goals and award schedule for the 2010 plan year.  For the 2010 plan year, the Executive Incentive Plan has an additional category of participant — Category AA for our chief financial officer and chief risk officer, with award levels between those for Categories A and B.  (As a result of this change, Category A now only includes our CEO and Category B excludes our chief financial officer and chief risk officer.)  The committee established company performance goals in three areas:  a range of return on average assets, pre-TARP costs; a range of return on average assets, pre-TARP costs, taxes and loan loss provision, and National Penn’s success relative to attainment of five key strategic business objectives included in the 2009 company performance goals.  Once again, the committee set the target levels for the financial and strategic objectives relating to potential 2010 Executive Incentive Plan awards, and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the performance goals was significant and reasonable given the business environment, risk and other related factors.

Long-Term Incentive Compensation Plan

As noted above, awards under National Penn’s Long-Term Incentive Compensation Plan generally are intended to align the interests of our executives and our shareholders and to encourage executive ownership of our stock.  See “Philosophy and Strategy of Executive Compensation — Elements of Executive Compensation” above in this CD&A.  Awards under this plan also are made to maintain the level of incentive deemed necessary to retain key employees, maintain employee morale and achieve future business and financial objectives.  The committee also considers, among other factors, the value of awards made in prior years and the advice and recommendations of its CEO and COO, where appropriate.  See, “Role of Executives in Establishing Compensation” above.

February 2009 Awards.  In February 2009, the committee approved incentive compensation awards to senior management in a combination of non-qualified stock options and performance-based and service-based restricted stock.  In particular:

•
To align executives with shareholder interests and develop value for increasing stock price, the committee approved non-qualified stock option grants to purchase restricted stock.  Grants were made in the following amounts:  Mr. Reinhard – 12,500 options; Mr. McGloin - 8,750 options; and Mr. Worthington – 8,750 options.  The grants have a five-year, 20% per year vesting schedule and a term of 10 years and one month from the date of grant.  Each option has an exercise price of $6.88 per share, the closing market price of National Penn common stock on the date of grant.

•
The committee approved performance-based restricted stock awards to reward National Penn executives only for driving established performance goals.  Awards were made as follows:  Mr. Reinhard - 5,004 shares; Mr. McGloin - 3,504 shares; and Mr. Worthington – 3,504 shares.  The performance restrictions were based on two of National Penn’s strategic objectives, maintaining strong asset quality and improving liability acquisition and costs, as measured over the 2009-2010 two-year period.  These two strategic objectives were selected because they are quantifiable, and award recipients have the ability to impact these two measures.  Each measure would be independent of the other, relate to one-half of the total award, and utilize a range of performance levels from “threshold” (below which all shares would be forfeited) to “target” to “maximum” (at which no shares would be forfeited).  (The share numbers included in this paragraph reflect the maximum level award.)  In addition, there would be a continued service requirement, beginning at the end of 2010 and continuing through February 15, 2012, when any shares earned would vest immediately.

•
The committee approved service-based restricted stock awards to ensure National Penn executives have real ownership focus and are aligned with shareholder interests.  Awards were made as follows: Mr. Reinhard - 2,500 shares; Mr. McGloin - 2,500 shares; and Mr. Worthington – 2,500 shares.  These awards are subject to a continued service requirement of five years from the date of grant (i.e., “cliff” vesting on the 5th anniversary), and were awarded to recognize past achievement of KNBT integration goals.

To the extent the service requirement for the service-based restricted stock grants were not met, the shares would be forfeited (unless the service requirement was not met due to death, disability, voluntary termination at age 60 or more, involuntary termination not for cause, or a change-in-control).  In the case of the performance-based restricted stock grants:

•
If the performance requirements were met, but the service requirement was not met, the shares would be forfeited (unless the service requirement was not met due to death, disability, voluntary termination at age 60 or more, involuntary termination not for cause or a change-in-control).

•	If the service requirement was met, but the performance requirements were not met, the shares would be forfeited (unless the performance requirements were not met due to a change-in-control).

•
If neither the service requirements nor the performance requirements were met, the shares would be forfeited (unless the service requirement was not met due to death, disability, voluntary termination at age 60 or more, involuntary termination not for cause or a change-in-control and the performance requirements were not met due to a change-in-control).

In addition, the stock options will not become exercisable (and the restricted shares will remain unvested) until the U.S. Treasury no longer owns National Penn’s senior preferred stock.  Moreover, the stock options are subject to forfeiture should National Penn or the committee later conclude that these awards are prohibited by the Recovery Act, the TARP Final Rules or other rules or guidance issued by the U.S. Treasury implementing the Recovery Act.  See “Participation in U.S. Treasury’s TARP CPP” below.

Also, in February 2009, the committee discussed, in executive session, long-term incentive compensation awards to be made to Messrs. Moyer and Fainor.  The committee discussed incentive compensation grants for Mr. Moyer in prior years, the company’s financial performance for 2008 relative to its peers and the approach taken for other executive officers as discussed above.  In Mr. Fainor’s case, the committee also considered Mr. Moyer’s recommendation as to Mr. Fainor’s award levels.  Based on these factors, the committee approved an award to Mr. Moyer of non-qualified stock options for 30,000 shares, 12,000 shares of performance-restricted restricted stock (the maximum level award) and 8,500 shares of service-based restricted stock, as well as an award to Mr. Fainor of non-qualified stock options for 20,000 shares, 8,004 shares of performance-restricted restricted stock (the maximum level award) and 7,000 shares of service-based restricted stock.  The terms of the stock options and restricted stock awarded to Messrs. Moyer and Fainor were the same as those awarded to the other three named executive officers as described above, including the forfeiture provisions.

August 2009 Awards to Mr. Hughes.  In connection with National Penn’s hiring of Mr. Hughes, on August 31, 2009, the committee approved the following equity awards to Mr. Hughes:

•
20,000 shares of National Penn performance-based restricted stock, vesting 100% upon the achievement of performance factors versus peer banks measured through calendar year 2011, with the determination of vesting taking place in February 2012;

•	5,000 shares of National Penn service-based restricted stock, vesting 100% after three years of service;

•	non-qualified stock options exercisable for 80,000 shares of National Penn common stock, 40,000 of which vested immediately, with the remainder to vest at 20% per year over five years; and

•	non-qualified stock options exercisable for 40,000 shares of National Penn common stock, with seven-year cliff vesting.

Each option has an exercise price of $5.60 per share, the closing market price of National Penn common stock on August 31, 2009, and has an option term of 10 years.  In approving these awards, the committee considered the same factors described above when determining Mr. Hughes’ initial base salary in August 2009.

January 2010 Awards to Mr. Fainor.  In January 2010, the committee discussed, in executive session, a long-term incentive compensation award to be made to Mr. Fainor in connection with his appointment as President and Chief Executive Officer.  The committee considered the additional responsibilities that Mr. Fainor would be undertaking in his new position, including, among others, his role in implementing National Penn’s “self-improvement plan,” internal and external base pay equity information (including the base salary level for our CEO in 2008 and 2009, as well as base salary levels for other chief executives included in the executive compensation analysis of peer group data provided by the committee’s compensation consultant), and the executive compensation restrictions imposed on National Penn under the Recovery Act.  After considering all relevant factors, the committee approved an award of 45,378 shares of restricted stock to Mr. Fainor, which was the maximum award that the committee could make under the TARP Final Rules (i.e., 50% of Mr. Fainor’s 2010 base salary), based on the closing price of National Penn common stock on January 28, 2010.  These shares of restricted stock will vest two years from their date of grant (i.e., on January 28, 2012), provided that Mr. Fainor performs substantial services for National Penn during such time, or earlier upon his death or disability, or if National Penn experiences a change in control event.  However, these transfer restrictions may lapse as follows:

If National Penn were to repurchase the following cumulative percentage of its senior preferred stock from U.S. Treasury:	Then the transfer restrictions on the following number of shares of Mr. Fainor’s restricted stock would lapse:
25%	11,344
50%	22,689
75%	34,033
100%	45,378

If, however, National Penn repurchases 100% of the stock U.S. Treasury purchased under the TARP CPP before the shares are fully vested, the shares will become fully vested and all transfer restrictions applicable to the shares will lapse immediately.

February 2010 Awards.  In February 2010, the committee made incentive compensation awards to Mr. Hughes, Mr. Worthington and other members of senior management in the form of service-based restricted stock.  Specifically, the committee awarded 26,000 and 11,041 shares of service-based restricted stock to Mr. Hughes and Mr. Worthington, respectively.  These shares will vest in 20% increments on each anniversary of the date of grant, provided that Mr. Hughes or Mr. Worthington, as applicable, performs substantial services for National Penn during such time, or earlier upon his death or disability, or if National Penn experiences a change in control event.  If, however, Mr. Hughes or Mr. Worthington separate from service with National Penn before the second anniversary of the date of grant for reasons other than death, disability or change in control, they will forfeit these shares unless National Penn has repurchased 100% of its senior preferred stock from U.S. Treasury before such time.  Additionally, in Mr. Hughes’ case, these transfer restrictions may lapse as follows:

If National Penn were to repurchase the following cumulative percentage of its senior preferred stock from U.S. Treasury:	Then the transfer restrictions on the following number of shares of Mr. Hughes’ restricted stock would lapse:
25%	6,500
50%	13,000
75%	19,500
100%	26,000

Participation in U.S. Treasury’s TARP CPP

Overview

In December 2008, National Penn issued $150 million of senior preferred stock, and related common stock purchase warrants, to the U.S. Treasury under the TARP CPP.  Certain rules issued by the U.S. Treasury and certain provisions of the Recovery Act require TARP CPP participants, including National Penn, to adopt standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds the TARP CPP participant’s senior preferred stock.  These restrictions generally apply to National Penn’s chief executive officer, chief financial officer, and the next three most highly compensated executive officers but, in some instances, apply to a larger group of National Penn executives.  In addition, National Penn is required under the Recovery Act to hold a non-binding “say-on-pay” shareholder vote to approve the compensation of their executives.  See the section of this proxy statement entitled “Proposal 4 – Advisory Vote on Executive Officer Compensation.”

The Recovery Act changed several of the executive compensation rules previously issued by the U.S. Treasury for TARP CPP participants, which required the U.S. Treasury and the Securities and Exchange Commission to issue new rules or other guidance implementing the executive compensation provisions of the Recovery Act.  As a result, the U.S. Treasury subsequently issued the TARP Standards for Compensation and Corporate Governance, as amended, which we refer to as the TARP Final Rules.  The TARP Final Rules became effective on June 15, 2009.  Further, the TARP Final Rules superseded and replaced all previous rules issued by the U.S. Treasury regarding executive compensation under the Recovery Act, to the extent that such previous guidance is inconsistent with the TARP Final Rules.

Among other requirements under the TARP Final Rules, National Penn must

•	limit compensation to exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of National Penn;

•
prohibit the payment of a tax "gross-up" (i.e., a payment to cover taxes due on compensation such as golden parachute payments) to senior executive officers and the next 20 most highly compensated employees;

•
provide for the recovery of any bonus, retention award, or incentive compensation paid to senior executive officers and the next 20 most highly compensated employees, based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate;

•
prohibit the payment (including the acceleration of vesting) made on account of severance from employment for any reason or a change in control event to senior executive officers or any of the next five most highly compensated employees; and

•
prohibit the payment or accrual of any bonus, retention award, or incentive compensation to the five most highly compensated employees (irrespective of whether the employee is a senior executive officer), except for bonus payments required to be paid pursuant to an employment agreement entered into as of February 11, 2009, and the payment or accrual of long-term restricted stock that meets specified conditions, including a limit on value to one-third of the total amount of annual compensation of the employee receiving the stock.

Within 90 days of the closing of National Penn’s participation in the TARP CPP, under the rules governing the TARP CPP at that time, the committee undertook, together with National Penn’s most senior risk management officers, a review of all incentive compensation arrangements for Messrs. Moyer, Fainor, Reinhard and McGloin and four other executive officers.  The purpose of this review was to determine if any of these arrangements encourage any of these officers to take unnecessary and excessive risks that threaten the value of National Penn or to manipulate earnings.  After review, the committee concluded in February 2009 that current arrangements do not present such risks.  Since that time, under the TARP Final Rules, the committee has undertaken, together with National Penn’s most senior risk management officers, a review of all of National Penn’s compensation plans to determine if those plans encourage National Penn employees to take unnecessary and excessive risks that threaten the value of National Penn or to manipulate earnings.  In its Compensation Committee Report in this proxy statement, the committee has certified that it completed this review as required by the rules governing the TARP CPP.

TARP CPP-Related Executive Compensation Decisions

Since National Penn’s issuance of senior preferred stock and related common stock purchase warrants to the U.S. Treasury, the committee has taken affirmative steps to ensure compliance with the applicable standards for executive compensation and corporate governance under the TARP CPP.

As previously mentioned, the TARP Final Rules limit the amount and types of incentive compensation that TARP CPP participants can pay executives while U.S. Treasury holds the participant’s senior preferred stock.  However, at the time the committee made the February 2009 stock option and restricted stock awards described above, the U.S. Treasury had not yet issued the TARP Final Rules.  Therefore, the committee determined that those stock options would not become exercisable (and the restricted shares would remain unvested) until the U.S. Treasury no longer owns National Penn’s senior preferred stock.  Moreover, the stock options would be subject to forfeiture should National Penn or the committee later conclude that these awards are prohibited by the Recovery Act or the rules or guidance issued by the U.S. Treasury implementing the Recovery Act, such as the TARP Final Rules.

Prior to the issuance of the TARP Final Rules, the committee, working with management, identified all of the relevant compensation agreements and arrangements and any changes that were needed to comply with the then applicable executive compensation and corporate governance standards.  In this regard, Messrs. Moyer, Fainor, Reinhard and Worthington each entered into a CPP Clawback and Parachute Restriction Agreement, or clawback agreement, on December 10, 2008, which imposed restrictions on each officer’s compensation in accordance with the guidance prior to the TARP Final Rules.   However, after the TARP Final Rules were issued, the committee reevaluated its approach in light of these new compensation standards, and approved a TARP CPP compliance strategy under which National Penn, working with management and other affected National Penn employees, would rescind the applicable clawback agreement for anyone who executed it in accordance with the prior standards, and enter into a uniform, standalone TARP Compensation Restriction Agreement, or TARP restriction agreement, with employees who could fall within these restrictions.  Under this approach, these employees would enter into a separate TARP restriction agreement, which would require such individuals to forfeit various forms of compensation upon subsequently being classified by the committee as a senior executive officer or designated employee under the TARP Final Rules.  A significant factor in the committee’s adoption of this approach was that it would eliminate the need for National Penn and its employees to enter into new agreements each year as an employee potentially moved from one classification group to another.

Further, in order to ensure compliance with the TARP Final Rules during the compliance period, the committee needed to obtain consent from those employees with written employment agreements in order to amend their compensation agreements and arrangements and subject elements of their compensation to potential forfeiture.  In November 2009, the committee, in executive session, reviewed the written employment agreements and compensation arrangements of those specific employees and evaluated an approach that would honor its previous contractual obligations to these individuals within the bounds of the TARP compensation restrictions.   Under the proposed approach, these individuals would be provided with a TARP restriction agreement and a consulting and noncompetition agreement that could be executed, at the employee’s option, in the event that such employee’s employment was terminated during the TARP compliance period.  The purpose of the proposed approach was to ensure compliance with the TARP compensation standards while giving such affected individuals the opportunity to be compensated for providing consulting services and participating in non-competition periods in lieu of any forfeited severance benefits to which they were already entitled under their existing contractual agreements.

In its evaluation of the proposed approach with respect to those specified employees, the committee considered the following factors: the need to ensure enforceability of the TARP compensation restrictions against such employees; the significant employee retention incentive presented by this approach; prior practices approved by the committee; pubic policy concerns; National Penn’s obligation to honor its previously negotiated contractual obligations; and the potential value and benefits to National Penn resulting from the consulting services and non-competition restrictions. Based on its review and evaluation of the aforementioned factors, the committee approved the proposed approach with respect to those employees with written employment agreements and all other employees who could be affected by these compensation restrictions.

Messrs. Moyer, Fainor, Hughes, Reinhard, McGloin and Worthington each entered into a TARP restriction agreement.  Each TARP restriction agreement, except for Mr. Reinhard’s, provided that if such individual’s employment is terminated, at the option of such individual, National Penn will enter into a consulting and noncompetition agreement.  The TARP restriction agreements for Messrs. Moyer, Fainor, Reinhard and Worthington terminated their previous clawback agreements referenced above.

Summary

The committee believes that National Penn’s executive compensation program is well balanced among the several components, with performance measures which support National Penn’s goals, objectives and strategies.  The level of awards in the incentive components are competitive in the marketplace, and the other elements of the executive’s compensation relationship with National Penn, such as an employment agreement or change-in-control agreement, are structured to be mutually beneficial to National Penn’s shareholders and to the respective executives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes total compensation for National Penn’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in 2009.

SUMMARY COMPENSATION TABLE
(For fiscal year ended December 31, 2009)

Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)(5)	(d)(6)	(e)(7)	(f)(7)	(g)(8)	(h)(9)	(i)(10)	(j)
Scott V. Fainor	2009	444,954	0	75,694	18,230	0	2,164	22,466	563,508
President & Chief	2008	402,170	0	0	0	0	1,062	12,764	415,996
Executive Officer of National Penn; also President & Chief Executive Officer of National Penn Bank(1)
Michael J. Hughes, Group Executive Vice President & Chief Financial Officer (2)	2009	115,385	0	84,000	248,748	0	0	10,318	458,451
Donald P. Worthington Group Executive Vice President, Wealth Management Group	2009 2008 2007	237,885 233,623 215,112	0 0 0	29,254 0 0	7,976 0 60,846	0 0 44,579	60,657 31,281 (41,524)	49,877 18,303 18,549	385,649 283,207 297,562
Glenn E. Moyer Special Advisor to	2009 2008	540,001 540,001	0 0	99,760 0	27,345 0	0 0	645,781 806,884	85,677 71,462	1,398,564 1,418,347
President/Chief Executive Officer of National Penn (3)	2007	395,283	0	0	232,648	106,529	225,695	65,457	1,025,612
Michael R. Reinhard Treasurer (4)	2009 2008 2007	250,001 218,984 173,514	0 0 0	34,414 0 0	11,394 0 62,636	0 0 36,762	7,178 43,022 49,526	38,111 32,515 21,829	341,098 294,521 344,267
Paul W. McGloin Group Executive Vice President	2009 2008 2007	235,000 232,047 214,800	0 0 0	29,254 0 0	7,976 0 60,846	0 0 41,375	10,086 29,186 31,151	43,843 40,690 29,717	326,159 301,923 377,889

(1)
On January 27, 2010, Mr. Fainor was elected a director and appointed President and Chief Executive Officer of National Penn, while continuing to hold those positions at National Penn Bank.  Mr. Fainor served as Senior Executive Vice President and Chief Operating Officer of National Penn from February 1, 2008 through January 27, 2010.  Mr. Fainor initially became an executive officer of National Penn on February 1, 2008, the effective date of the merger of KNBT Bancorp, Inc. with National Penn.

(2)	Mr. Hughes began employment with National Penn on August 31, 2009.

(3)
Prior to January 27, 2010, Mr. Moyer served as President and Chief Executive Officer of National Penn and as Chairman of National Penn Bank.  On that date, he stepped down from those positions as a transition to his retirement.  He presently serves as a special advisor to Mr. Fainor.

(4)	Prior to August 31, 2009, Mr. Reinhard served as Chief Financial Officer of National Penn.

(5)
Amounts reported do not include automobile and telephone allowances furnished by National Penn to facilitate job performance.  While these amounts are included in each individual’s taxable income because they have an inherent personal use component, they are reported in this table under the column captioned “All Other Compensation.”

(6)	No discretionary bonus awards were made for 2009.

(7)
Amounts reported are grant date fair values, which in the case of option awards, are computed based upon the Black-Scholes option valuation model, which estimates the present dollar value of National Penn’s common stock options to be $0.91 per share under option for Messrs. Fainor, Worthington, Moyer, Reinhard and McGloin and $2.07 for Mr. Hughes. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. Therefore, there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. For those options granted to Messrs. Fainor, Worthington, Moyer, Reinhard, and McGloin, the assumptions underlying the Black-Scholes model include: (a) an expected volatility of 40.60%; (b) a risk-free rate of return of 3.32%, which equals the zero-coupon Treasury rate for bonds approximating the expected term of the option as of its grant date; (c) National Penn’s average common shares dividend yield of 9.88% on the grant date; and (d) an expected term of 7.93 years. For those options granted to Mr. Hughes, the assumptions underlying the Black-Scholes model include: (a) an expected volatility of 39.06%; (b) a risk-free rate of return of 2.93%, which equals the zero-coupon Treasury rate for bonds approximating the expected term of the option as of its grant date; (c) National Penn’s average common shares dividend yield of 2.95% on the grant date; and (d) an expected term of 6.41 years. Lastly, for those awards under column (e) of this table that are subject to performance conditions, the grant date fair values are based upon the probable outcome of such conditions.

(8)	Amounts reported are total awards for each individual under the Executive Incentive Plan. Components of these awards are as follows:

Name	Year	Company- Wide Financial Performance ($)	Individual or Business Unit Financial Performance ($)	10% Mandatory Deferral Award ($)	Total Award ($)
Scott V. Fainor	2009 2008	0 0	0 0	0 0	0 0
Michael J. Hughes	2009	0	0	0	0
Donald P. Worthington	2009 2008 2007	0 0 29,622	0 0 10,905	0 0 4,052	0 0 44,579
Glenn E. Moyer	2009 2008 2007	0 0 96,845	0 0 0	0 0 9,684	0 0 106,529
Michael R. Reinhard	2009 2008 2007	0 0 24,736	0 0 8,684	0 0 3,342	0 0 36,762
Paul W. McGloin	2009 2008 2007	0 0 30,212	0 0 7,402	0 0 3,761	0 0 41,375

(9)
Earnings in 2009 on deferred compensation were computed at a market rate and are reported in the table captioned “Non-Qualified Deferred Compensation.”  Amounts reported are the increase in 2009 in the present value of the accumulated benefit for each individual under National Penn’s defined benefit pension plan, and under supplemental executive retirement plan (SERP) benefits for Messrs. Moyer and Worthington, as follows:

Name	Year	Defined Benefit Pension Plan ($)	SERP ($)	Total ($)
Scott V. Fainor	2009 2008	2,164 1,062	N/A N/A	2,164 1,062
Michael J. Hughes	2009	0	0	0
Donald P. Worthington	2009 2008 2007	1,144 20,631 20,367	59,513 10,650 (61,891)	60,657 31,281 (41,524)
Glenn E. Moyer	2009 2008 2007	9,358 28,328 32,777	636,423 778,556 192,918	645,781 806,884 225,695
Michael R. Reinhard	2009 2008 2007	7,178 43,022 49,526	N/A N/A N/A	7,178 43,022 49,526
Paul W. McGloin	2009 2008 2007	10,086 29,186 31,151	N/A N/A N/A	10,086 29,186 31,151

(10)	Amounts reported for each individual are as follows:

Name	Year	Company “Match” for 401(k) Plan ($)	Imputed Value of Life Insurance Benefits ($)	Automobile and Telephone Allowances ($)	Company “Match” in Payout of Previous Mandatory Deferral Amounts ($)	Spousal Travel (A) ($)	Other ($)	Total ($)
Scott V. Fainor	2009 2008	8,250 0	536 421	13,680 11,271	N/A N/A	0 1,072	0	22,466 12,764
Michael J. Hughes	2009	1,226 (B)	175	2,917	N/A	0	6,000 (C)	10,318
Donald P. Worthington	2009 2008 2007	8,550 7,291 7,529	3,886 1,851 2,020	10,126 9,161 9,000	26,482 0 0	833 0 0	0 0 0	49,877 18,303 18,549
Glenn E. Moyer	2009 2008 2007	8,550 7,875 7,950	2,190 2,070 1,348	13,540 12,729 12,600	61,396 47,758 42,212	0 1,030 1,347	0 0 0	85,677 71,462 65,457
Michael R. Reinhard	2009 2008 2007	7,914 6,120 5,641	558 513 325	10,080 7,777 360	19,559 18,105 15,503	0 0 0	0 0 0	38,111 32,515 21,829
Paul W. McGloin	2009 2008 2007	8,370 7,821 7,094	2,020 1,851 2,020	9,240 8,714 8,520	24,213 22,304 12,083	0 0 0	0 0 0	43,843 40,690 29,717

(A)	National Penn’s policy is to pay the travel cost for spouses of certain executive officers to attend certain specific industry events.

(B)	Amount reported is company “match” made in 2009. An additional “match” will be made in first quarter 2010 to correct the match due to timing issues.

(C)	Mr. Hughes received $6,000 in reimbursement of business expenses as stated in the terms of his Employment Agreement dated August 12, 2009.

Grants of Plan-Based Awards Table

The following table shows information regarding the Executive Incentive Program about grants for 2009 of plan-based awards to Messrs. Fainor, Hughes, Worthington, Moyer, Reinhard, and McGloin.

GRANTS OF PLAN-BASED AWARDS

(For fiscal year ended December 31, 2009)
Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or	All Other Option Awards: No. of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)	Units (#) (i)(4)	Options (#) (j)(5)	Awards ($/Sh) (k)	Awards ($) (l)(8)
Scott V. Fainor	2/23/09	$66,743	$222,477	$333,715	$0	$0	$0	15,004	20,000(6)	$6.88	$94,194

Michael J. Hughes	2/23/09	12,500(2)	31,250(2)	50,000(2)	0	0	0	25,000	120,000(7)	5.60	332,748

Donald P. Worthington	2/23/09	26,500(3)	66,250(3)	106,000(3)	0	0	0	6,004	8,750(6)	6.88	37,230
Glenn E. Moyer	2/23/09	81,000	$270,001	405,001	0	0	0	20,500	30,000(6)	6.88	127,105

Michael R. Reinhard	2/23/09	25,000	62,500	100,001	0	0	0	7,504	12,500(6)	6.88	45,808

Paul W. McGloin	2/23/09	23,500	58,750	94,000	0	0	0	6,004	8,750(6)	6.88	37,230

(1)
Amounts reported are the following percentages of base salary in 2009, based solely on achievement of National Penn’s company-wide financial performance goals for 2009 (i.e., return on average assets targets and the 2009 strategic business objectives of National Penn).  These goals were established by the committee under National Penn’s Executive Incentive Plan in February 2009:  Messrs. Fainor and Moyer - 15.00%, 50.00%, and 75.00%, respectively; Messrs. Hughes, Worthington, Reinhard and McGloin - 10.00%, 25.00%, and 40.00% respectively.

Additional amounts up to 10% of base salary could be awarded to Messrs. Fainor and Moyer based on the committee’s subjective assessment of individual performance in 2009.  Additional amounts up to 20% of base salary could be awarded to Messrs. Hughes, Worthington, Reinhard, and McGloin based on the committee’s subjective assessment of individual or business unit performance in 2009.  These amounts also do not include additional amounts subject to mandatory deferral under the Executive Incentive Plan (33.3% of such individual’s performance award).

None of these awards were actually paid for 2009 performance because, in March 2010, the committee determined that the threshold performance level was not achieved.  For further information on the Executive Incentive Plan, see the “Compensation Discussion & Analysis” section of this proxy statement.

(2)	This amount is based on Mr. Hughes’ base salary, effective as of August 31, 2009, pro-rated for his four months of service in 2009.

(3)	This amount is based on Mr. Worthington’s base salary increase, effective as of November 16, 2009.

(4)
On February 23, 2009, performance-based restricted stock and service-based restricted stock awards were made as follows (respectively): Mr. Fainor - 8,004 and 7,000; Mr. Moyer - 12,000 and 8,500; Mr. Worthington - 3,504 and 2,500; Mr. Reinhard - 5,004 and 2,500; Mr. McGloin - 3,504 and 2,500.  On August 31, 2009, performance-based restricted stock and service-based restricted stock awards were made as follows (respectively) to Mr. Hughes – 20,000 and 5,000.  For information on the performance and service terms and conditions of these awards, see the “Compensation Discussion & Analysis” section of this proxy statement.

(5)	National Penn’s stock compensation plan provides that all options must be granted with an exercise price that equals or exceeds the closing market price of the stock on the date of grant.

If the optionee terminates employment voluntarily other than for retirement at age 60 or later, the non-vested portion of any option will lapse immediately and the unexercised vested portion of any option will lapse no later than 3 months after termination of employment.  If employment terminates voluntarily at age 60 or later, or upon disability or death or involuntarily but not for “cause,” or if there is a change-in-control of National Penn, subject to certain restrictions imposed under the optionee’s TARP restriction agreement, the nonvested portion of any option will vest immediately and the option, to the extent remaining unexercised, will lapse no later than 5 years after termination of employment.  If employment terminates for “cause,” all unexercised options lapse immediately.

(6)
Stock options were awarded on February 23, 2009.  Each option becomes exercisable, if the holder remains an employee after the grant date, at 20% per year on the first through fifth anniversary dates of the grant.  All options are non-qualified stock options.  Each option is subject to specified restrictions relating to vesting and transferability.  For information on the terms and conditions of these options, see the “Compensation Discussion & Analysis” section of this proxy statement.

(7)
On August 31, 2009, stock options were awarded to Mr. Hughes, of which portions vest in separate tranches as follows: (i) immediately on the date of grant, (ii) at 20% per year on the first through fifth anniversary dates of the grant, and (iii) 100% vest on the seventh anniversary dates of the grant.  For information on the terms and conditions of these options, see the “Compensation Discussion & Analysis” section of this proxy statement.

(8)
Amounts reported are grant date fair values, which in the case of option awards, are computed based upon the Black-Scholes option valuation model.  See footnote 7 to the Summary Compensation Table above for an explanation of the assumptions used in the Black-Scholes option valuation model.

Outstanding Equity Awards at Year-End Table

The following table shows information on outstanding equity awards as of December 31, 2009 held by Messrs. Fainor, Hughes, Worthington, Moyer, Reinhard, and McGloin.

Outstanding Equity Awards at Fiscal Year-End
As of December 31, 2009

		Option Awards					Stock Awards
Name (a)	(b) No. of Securities Underlying Unexercised Options Exercisable (#)	(c) No. of Securities Underlying Unexercised Options Unexercisable (#)	(d) Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) No. of Shares or Units of Stock That Have Not Vested (#)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	(i) Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott V. Fainor	257,499(1)	-	-	16.02	5/6/2014	-	-	-	-
	41,200(1)	-	-	15.38	1/24/2015	-	-	-	-
	15,450(1)	-	-	16.08	1/23/2016	-	-	-	-
	10,300(1)	-	-	15.92	1/26/2017	-	-	-	-
	-	20,000(2)	-	6.88	3/23/2019	-	-	-	-
						8,004(11)	46,343	-	-
						7,000(12)	40,530	-	-

Michael J. Hughes	40,000	40,000(3)	-	5.60	9/30/2019	-	-	-	-
	-	40,000(4)	-	5.60	9/30/2019	-	-	-	-
						20,000(13)	115,800	-	-
						5,000(14)	28,800	-	-

Donald P. Worthington	1,518	-	-	7.6873	12/19/2011	-	-	-	-
	7,459	-	-	19.52	1/02/2014	-	-	-	-
	6,631	-	-	21.49	1/02/2015	-	-	-	-
	4,244	1,061(5)	-	19.45	1/01/2016	-	-	-	-
	4,017	2,678(6)	-	19.9	1/04/2017	-	-	-	-
	6,800	10,200(7)	-	15.13	1/03/2018	-	-	-	-
	-	8,750(2)	-	6.88	3/23/2019	-	-	-	-
						3,504(11)	20,288	-	-
						2,500(12)	14,475	-	-

Glenn E. Moyer	14,529	-	-	$12.82	1/1/2010	-	-	-	-
	19,766	-	-	10.73	1/7/2011	-	-	-	-
	47,062	-	-	12.98	1/6/2012	-	-	-	-
	57,569	-	-	14.63	1/3/2013	-	-	-	-
	57,372	-	-	19.52	1/2/2014	-	-	-	-
	46,415	-	-	21.49	1/2/2015	-	-	-	-
	31,827	7,957(5)	-	19.45	1/1/2016	-	-	-	-
	29,355	19,570(6)	-	19.97	1/4/2017	-	-	-	-
	26,000	39,000(7)	-	15.13	1/3/2018	-	-	-	-
	-	30,000(2)	-	6.88	3/23/2019	-	-	-	-
						12,000(11)	69,480	-	-
						8,500(12)	49,215	-	-

Michael R. Reinhard	11,415	-	-	12.82	1/1/2010	-	-	-	-
	11,859	-	-	10.73	1/7/2011	-	-	-	-
	13,180	-	-	12.98	1/6/2012	-	-	-	-
	13,707	-	-	14.62	1/3/2013	-	-	-	-
	15,748	-	-	19.52	1/2/2014	-	-	-	-
	13,261	-	-	21.49	1/2/2015	-	-	-	-
	9,336	2,334(5)(8)	-	19.45	1/1/2016	-	-	-	-
	7,416	4,944(6)(8)	-	19.97	1/4/2017	-	-	-	-
	7,000	10,500(7)(8)	-	15.13	1/3/2018	-	-	-	-
	-	12,500(2)(8)	-	6.88	3/23/2019	-	-	-	-
						5,004(8)(11)	28,973	-	-
						2,500(8)(12)	14,475	-	-

Paul W. McGloin	9,413	-	-	12.98	1/6/2012	-	-	-	-
	15,534	-	-	14.62	1/3/2013	-	-	-	-
	15,748	-	-	19.52	1/2/2014	-	-	-	-
	13,261	-	-	21.49	1/2/2015	-	-	-	-
	9,336	2,334(5)(9)	-	19.45	1/1/2016	-	-	-	-
	7,416	4,944 (6)(9)	-	19.97	1/4/2017	-	-	-	-
	6,800	10,200 (7)(9)	-	15.13	1/3/2018	-	-	-	-
	-	8,750(2)(9)	-	6.88	3/23/2019	-	-	-	-
						3,504(9)(11)	20,288	-	-
						2,500(9)(12)	14,475	-	-

(1)	These stock options were issued in substitution for outstanding KNBT Bancorp, Inc. stock options in accordance with the merger agreement dated September 6, 2007 between National Penn and KNBT.

(2)	These stock options vest at the rate of 20% per year, with vesting dates of February 23, 2010, 2011, 2012, 2013 and 2014.

(3)	These stock options vest at a rate of 20% per year, with vesting dates of August 31, 2010, 2011, 2012, 2013 and 2014.

(4)	These stock options vest on August 31, 2016.

(5)	These stock options vest at the rate of 20% per year, with vesting dates of December 1, 2006, 2007, 2008, 2009 and 2010.

(6)	These stock options vest at the rate of 20% per year, with vesting dates of December 4, 2007, 2008, 2009, 2010 and 2011.

(7)	These stock options vest at the rate of 20% per year, with vesting dates of December 3 2008, 2009, 2010, 2011 and 2012.

(8)
Mr. Reinhard terminated as a National Penn employee on January 31, 2010.  All unvested stock options expired on that date. Likewise, the service component of the restricted stock grants was deemed not satisfied on that date.

(9)
Mr. McGloin terminated as a National Penn employee on December 31, 2009.  Because he was more than 60 years old at the time of termination, his unvested stock options all vested on that date with an expiration date of December 31, 2014.  Likewise, the service component of the restricted stock grants was deemed satisfied on that date.

(10)
Pursuant to SEC disclosure rules, the amount listed in this column represents the product of the closing market price of the Company’s stock as of December 31, 2009 ($5.79) multiplied by the number of shares of stock subject to the award.

(11)
These shares of performance-based restricted stock vest upon the achievement of performance goals related to the maintenance of strong asset quality and improving liability acquisitions and costs, as measured over the 2009-2010 two-year period, and the satisfaction of a three-year service requirement.

(12)	These shares of service-based restricted stock vest after completion of five years of service on February 23, 2014.

(13)
These shares of performance-based restricted stock vest upon the achievement of performance goals versus peer banks measured through calendar year 2011, with the determination of vesting taking place in February 2012.

(14)	These shares of service-based restricted stock vest after completion of three years of service on August 31, 2012.

Options Exercised and Stock Vested

During the 2009 fiscal year, Messrs. Fainor, Hughes, Worthington, Moyer, Reinhard, and McGloin did not exercise any previously issued stock options nor did such individuals vest in any National Penn stock awards.  Therefore, we have not provided a table showing information about such activity during the 2009 fiscal year.

Pension Benefits Table

The following table shows information on pension and supplemental non-qualified retirement benefits for Messrs. Fainor, Hughes, Worthington, Moyer, Reinhard, and McGloin.

PENSION BENEFITS
(For fiscal year ended December 31, 2009)

Name (a)	Plan Name (b)	No. of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Scott V. Fainor	Defined Benefit Pension Plan (1)	1.5	$3,226	$0
Michael J. Hughes	Defined Benefit Pension Plan (1)	0	0	0
Donald P. Worthington	Defined Benefit Pension Plan (1) Supplemental Executive Retirement Plan (2)	6.9 100% Vested	111,335 1,465,742	0 0
Glenn E. Moyer	Defined Benefit Pension Plan (1) Supplemental Executive Retirement Plan (3)	11 14	181,943 2,362,104	0 0
Michael R. Reinhard	Defined Benefit Pension Plan (1)	30.7	257,490	0
Paul W. McGloin	Defined Benefit Pension Plan (1)	8.8	141,992	0

(1)
National Penn has a non-contributory, defined benefit pension plan generally covering employees of National Penn and its subsidiaries who have reached 20½ years of age and completed 1,000 hours of service.  The plan provides retirement benefits under pension trust agreements.  The benefits are based on years of service and the employee's compensation during the highest five consecutive years during the last ten consecutive years of employment.  Effective April 1, 2006, National Penn amended the defined benefit pension plan to substitute a formula capping the maximum annual participating salary at $50,000.  Prior to the April 1, 2006 amendment, salary considered in determining a participant's benefit was capped at $210,000 under applicable provisions of the Internal Revenue Code.

On February 12, 2010, National Penn “froze” the defined benefit pension plan effective March 31, 2010.  In accordance with this action, no additional service will accumulate for vested participants after March 31st, and unvested participants will still have the opportunity to meet the five year vesting requirement to earn a benefit.

(2)
Mr. Worthington has a supplemental executive retirement plan (SERP) benefit as part of his employment with National Penn.  Pursuant to National Penn’s merger with FirstService Bank (FSB) in 2002, National Penn undertook the obligations of FSB pursuant to Mr. Worthington’s SERP.   As of December 31, 2009, Mr. Worthington is 100% vested in his SERP benefit.  Because Mr. Worthington is fully vested in his SERP benefit, payment of the entire SERP benefit will not be restricted by the TARP Final Rules.  See "Potential Payments upon Termination of Employment or a Change in Control."

(3)
Mr. Moyer also has a supplemental executive retirement plan (SERP) benefit as part of his employment agreement with National Penn.  The SERP provides for a retirement annuity for 15 years up to 65% of his final average base salary, depending on the number of years served.  When Mr. Moyer reaches age 60, the SERP will become fully vested (after 16 years of credited service).  As of December 31, 2009, Mr. Moyer is not vested in his SERP benefit.  Depending on the circumstances of termination, Mr. Moyer's SERP benefit may be accelerated in its vesting or be terminated.  See "Potential Payments upon Termination of Employment or a Change in Control."  Concurrent payments to Mr. Moyer under National Penn's defined benefit pension plan would be credited toward the SERP payments.  Mr. Moyer's employment agreement provides that deferred benefit pension plan payments and SERP payments must commence at the same time.

Non-Qualified Deferred Compensation Table

The following table shows information on non-qualified deferred compensation in 2009 for Messrs. Fainor, Hughes, Worthington, Moyer, Reinhard, and McGloin.

NON-QUALIFIED DEFERRED COMPENSATION (1)
(For fiscal year ended December 31, 2009)

Name (a)	Executive Contributions in Last FY ($) (b) (2)(4)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d) (3)	Aggregate Withdrawals/ Distributions ($) (e) (4)	Aggregate Balance at Last FYE ($) (f) (5)
Scott V. Fainor	$0	$0	$0	$0	$0
Michael J. Hughes	0	0	0	0	0
Donald P. Worthington	0	0	519	23,449	58,571
Glenn E. Moyer	0	0	1,267	54,364	143,099
Michael R. Reinhard	0	0	432	17,319	48,806
Paul W. McGloin	0	0	727	21,440	82,098

(1)
National Penn's Executive Incentive Plan is the only means available to executive officers to defer compensation other than National Penn's Capital Accumulation Plan, a defined contribution 401(k) plan.  For information on the Executive Incentive Plan, see "Compensation Discussion & Analysis."

(2)
Any percentage of an individual’s incentive compensation award payable in cash is subject to deferral at the election of the individual.  No deferred elections were made in 2009.  No other compensation is subject to potential deferral by an individual.

(3)
Amounts reported are interest amounts credited to deferred compensation account balances during 2009.  Interest was accrued at a money market rate, adjusted quarterly by National Penn, equal to the average of the money market rates offered by three major investment banking companies.  During 2009, the annual interest rate was as follows:  1st quarter - 1.20%; 2nd quarter - 0.97%; 3rd quarter - 0.75%; and 4th quarter - 0.65%.

(4)
Amounts reported are the amounts of deferred compensation, plus accrued interest, paid out in January 2009 under the Executive Incentive Plan for Plan year 2003.  When paid out, these amounts were "matched" 100% by National Penn.

(5)
Amounts reported include the following amounts previously reported in the Summary Compensation Tables in proxy statements for prior years or reportable in such Tables if the individual had been covered by them; Mr. Moyer - $127,943; Mr. Fainor - $0; Mr. Hughes - $0; Mr. Reinhard - $43,661; Mr. Worthington - $52,372; Mr. McGloin - $72,530.

Employment, Change-in-Control and Other Agreements

As discussed above, National Penn has received funds under the TARP CPP program.  As a TARP CPP participant, National Penn is subject to certain executive compensation limitations set forth in the Recovery Act and the TARP Final Rules.  Certain of the compensation limitations of the Recovery Act and the TARP Final Rules, as well as the terms of the TARP restriction agreements between National Penn and its executives, may reduce the amount of compensation our executives can receive upon their separation from National Penn and may require our executives to forfeit rights they would otherwise have under the agreements described below.  For more information, see “Compensation Discussion & Analysis- Participation in U.S. Treasury’s TARP CPP” and the introductory paragraph under “Potential Payments Upon Termination of Employment or a Change-In-Control.”

Scott V. Fainor.  Mr. Fainor, President and Chief Executive Officer and director of National Penn and National Penn Bank, has an employment agreement with National Penn and National Penn Bank, dated as of January 28, 2008, as amended on January 27, 2010.

Mr. Fainor’s employment agreement provides that Mr. Fainor shall serve in his current executive position through December 31, 2012, with automatic 1-year extensions annually on December 31, unless either National Penn or Mr. Fainor elects not to extend the agreement or unless the agreement is terminated.  Such automatic extensions will cease in the year in which Mr. Fainor reaches the age of 65.

Mr. Fainor’s annual base compensation under the agreement is $540,000.  Mr. Fainor is eligible for annual merit salary increases and is entitled to participate in an equitable manner with all other executive officers in discretionary bonuses authorized by the Board of Directors of National Penn or National Penn Bank and in all health insurance and benefit plans, group insurance, pension or profit sharing plans or other plans providing benefits to National Penn employees generally.  Mr. Fainor is also entitled to an automobile allowance of at least $1,000 per month.

Mr. Fainor’s employment agreement also contains a “change-in-control” benefit that is payable if a change-in-control of National Penn occurs during the term of Mr. Fainor’s employment agreement.  This benefit would be a lump sum cash payment equal to 150% of his average taxable income (exclusive of certain payments that relate to the KNBT merger) over the five years ending before the occurrence of this change-in-control, plus the additional amount, if any, necessary to cover any excise tax payable as a result of these change-in-control payments and any resulting federal and state income taxes.

A “change-in-control” is deemed to have occurred if:

•	Any person or group acquires ownership of stock of National Penn that constitutes more than 50% of the total fair market value or total voting power of the outstanding stock of National Penn;

•	Any person or group acquires ownership of stock of National Penn possessing 30% or more of the total voting power of National Penn’s securities then outstanding;

•
A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or

•
Any person or group acquires assets from National Penn or National Penn Bank that have a total gross fair market value equal to 40% or more of the total gross fair market value of all of the assets of National Penn or National Penn Bank, as the case may be, immediately prior to such acquisition or acquisitions.

National Penn may terminate Mr. Fainor’s employment agreement at any time with or without cause (as defined in the agreement).  The employment agreement may also be terminated by Mr. Fainor at any time or by him for good reason (as defined in the agreement).

The employment agreement will also terminate by its terms upon Mr. Fainor’s disability or death.  The employment agreement also contains non-solicitation, non-competition and non-disclosure provisions.

For information on payments to, and benefits for, Mr. Fainor upon termination of employment or a change-in-control of National Penn, see “Potential Payments upon Termination of Employment or a Change-in-Control.”

In connection with National Penn’s participation in the TARP CPP, Mr. Fainor and National Penn’s other TARP CPP SEOs each entered into a TARP restriction agreement, which provides that each will forfeit any payments that are contingent on a change in control during the TARP compliance period.  For more information about the TARP restriction agreements, see “Compensation Discussion and Analysis – Participation in U.S. Treasury’s TARP CPP” above.

Michael J. Hughes.  Effective August 31, 2009, Michael J. Hughes became Group Executive Vice President and Chief Financial Officer of National Penn.  Mr. Hughes entered into an employment agreement, which provides for a term of three years, beginning August 31, 2009 continuing through August 30, 2012, with one-year extensions to the full term added one year in advance of the end of such term, unless his employment agreement is terminated.  Such automatic extensions will cease in the August that follows Mr. Hughes reaching the age of 63.

Mr. Hughes’ annual base compensation under his employment agreement is $390,000.  Mr. Hughes is eligible for annual merit salary increases, is entitled to participate in National Penn’s annual Executive Incentive Plan, and is eligible for long-term incentive compensation awards.  He is entitled to participate in all health insurance and benefits plans, group insurance, pension or profit-sharing plans or other plans providing benefits to National Penn employees generally.  Mr. Hughes is also entitled to life insurance coverage and long-term disability coverage paid for by National Penn, and the receipt of an automobile allowance of approximately $650 per month.  He received a lump sum payment of $6,000 in reimbursement of business expenses incurred in connection with the execution of his employment agreement.

National Penn may terminate Mr. Hughes’ employment agreement at any time with or without cause (as defined in the agreement).  If Mr. Hughes is terminated without cause, the terms of his employment agreement will remain in effect for two years following the date of such termination.  Following Mr. Hughes’ voluntary termination of his employment, he is subject to a non-competition provision for the remaining term of his employment agreement that was in effect immediately prior to the voluntary termination.  However, Mr. Hughes may elect to accept a position with another firm and terminate the non-competition provision, in which case the employment agreement and all payments otherwise to be made thereunder shall terminate.  Mr. Hughes’ employment agreement also contains non-disclosure and non-solicitation provisions.

Mr. Hughes' employment agreement includes a change in control benefit that would entitle him, under certain circumstances, to a lump sum cash payment in the amount of 200% of his base salary in effect immediately prior to the change-in-control and to the continuation of his benefits for 2 years from the date of termination.

For information on payments to, and benefits for, Mr. Hughes upon termination of employment or a change-in-control of National Penn, see “Potential Payments upon Termination of Employment or a Change-in-Control.”

In connection with National Penn’s participation in the TARP CPP, Mr. Hughes and National Penn’s other TARP CPP SEOs each entered into a TARP restriction agreement, which provides that each will forfeit any payments that are contingent on a change in control during the TARP compliance period.  For more information about the TARP restriction agreements, see “Compensation Discussion and Analysis – Participation in U.S. Treasury’s TARP CPP” above.

Donald P. Worthington.  Mr. Worthington, National Penn’s Group Executive Vice President, Wealth Management Group, has an employment agreement with National Penn and National Penn Bank, dated as of September 24, 2002, as amended on March 28, 2008 and November 18, 2009.  Mr. Worthington’s employment agreement provided for one-year extensions, and as extended, the term of the agreement will end on March 24, 2012.

Effective November 16, 2009, Mr. Worthington’s base salary is $275,000.  Under his employment agreement, his salary is subject to review and increase, but not to decrease.  Mr. Worthington is also entitled under the agreement to participate in National Penn's Executive Incentive Plan, and to participate in all health insurance and benefit plans, group insurance, pension or profit sharing plans or other plans providing benefits to National Penn employees generally.  As part of his employment with National Penn, Mr. Worthington has a supplemental executive retirement plan (SERP) benefit.  Mr. Worthington is also entitled to life insurance coverage and long-term disability insurance coverage paid for by National Penn, and the receipt of an automobile allowance of at least $750 per month.

National Penn may terminate Mr. Worthington’s employment agreement at any time with or without cause (as defined in the agreement).  If Mr. Worthington is terminated without cause, National Penn will be required to continue his base salary, medical benefits and disability insurance benefits for the remainder of the term of the agreement.  However, if Mr. Worthington secures new full-time employment, his salary from that new employment will be offset against the salary continuation payments otherwise payable under the employment agreement.  Following any termination of Mr. Worthington, he is prohibited, for a period of two years, from engaging in any activity competitive with National Penn within 50 miles of the principal business location of National Penn, and from soliciting or otherwise interfering with National Penn's relationship with any client, supplier, employee, agent or representative of National Penn.

Mr. Worthington's employment agreement includes a change in control benefit that would entitle him, under certain circumstances, to a lump sum cash payment in the amount of 150% of his average annual compensation for the five years preceding a change in control of National Penn. limited to the maximum amount deductible by National Penn under the Internal Revenue Code.

For information on payments to, and benefits for, Mr. Worthington upon termination of employment or a change-in-control of National Penn, see “Potential Payments upon Termination of Employment or a Change-in-Control.”

In connection with National Penn’s participation in the TARP CPP, Mr. Worthington and National Penn’s other TARP CPP SEOs each entered into a TARP restriction agreement, which provides that each will forfeit any payments that are contingent on a change in control during the TARP compliance period.  For more information about the TARP restriction agreements, see “Compensation Discussion and Analysis – Participation in U.S. Treasury’s TARP CPP” above.

Glenn E. Moyer.  Effective January 27, 2010, Glenn E. Moyer stepped down from his positions as director, President and Chief Executive Officer of National Penn, director and Chairman of National Penn Bank, and director or officer of each direct or indirect subsidiary of National Penn or National Penn Bank.  Mr. Moyer continues his employment with National Penn in a strategic advisory capacity under a letter agreement with National Penn and National Penn Bank, dated January 27, 2010.  The letter agreement supersedes an employment agreement described in the National Penn Bancshares, Inc. proxy statement dated March 23, 2009.

Under the letter agreement, Mr. Moyer continues his employment with National Penn as special advisor to the Chief Executive Officer.  The term of employment is from January 27, 2010 through April 30, 2011, referred to as the employment term.  Thereafter, Mr. Moyer is to serve as a consultant for National Penn from May 1, 2011 through December 31, 2011, the consulting term.

Mr. Moyer's annual base compensation under the letter agreement remained unchanged at $540,000 for the 1st month of the employment term.  Effective March 1, 2010 and for the remainder of the employment term, Mr. Moyer’s annual base salary is $335,000.  Effective May 1, 2011 and during the consulting term, National Penn is to pay Mr. Moyer a consulting fee of $10,000 per month.  Mr. Moyer remains entitled to the following benefits: supplemental executive retirement benefit payments; deferral payouts pursuant to his account under National Penn’s Executive Incentive Plan; and standard retirement and health and welfare benefits offered to National Penn’s executive employees generally.  During the employment term, Mr. Moyer will also receive an automobile allowance of no less than $850 per month and will be reimbursed for reasonable company-related expenses in accordance with company policies.  The letter agreement contemplates that National Penn and Mr. Moyer will enter into a separate noncompetition agreement that will run concurrently with the consulting term and for a period of twelve months from the earlier of the end of the consulting term or the date of the last payment thereunder.

For information on payments to, and benefits for, Mr. Moyer upon termination of employment or a change-in-control of National Penn, see “Potential Payments upon Termination of Employment or a Change-In-Control.”

In connection with National Penn’s participation in the TARP CPP, Mr. Moyer and National Penn’s other TARP CPP SEOs each entered into a TARP restriction agreement, which provides that each will forfeit any payments that are contingent on a change in control during the TARP compliance period.  For more information about the TARP restriction agreements, see “Compensation Discussion and Analysis – Participation in U.S. Treasury’s TARP CPP” above.

Michael R. Reinhard.  Effective January 31, 2010, Mr. Reinhard left employment with National Penn and entered into a consulting and noncompetition agreement with National Penn.  Under these agreements Mr. Reinhard will provide consulting services to National Penn and its subsidiaries for a period of twelve months and receive a consulting fee of $14,583 per month.

In connection with National Penn’s participation in the TARP CPP, Mr. Reinhard and National Penn’s other TARP CPP SEOs each entered into a TARP restriction agreement, which provides that each will forfeit any payments that are contingent on a change in control during the TARP compliance period.  For more information about the TARP restriction agreements, see “Compensation Discussion and Analysis – Participation in U.S. Treasury’s TARP CPP” above.

Paul W. McGloin.  Effective December 31, 2009, Mr. McGloin left employment with National Penn as a Group Executive Vice President and its Chief Lending Officer.  Mr. McGloin entered into a consulting and noncompetition agreement with National Penn under which he will provide consulting services to National Penn and its subsidiaries for a period of twelve months.  Under the consulting and noncompetition agreement, Mr. McGloin will receive a consulting fee of $19,583 per month.

In connection with National Penn’s participation in the TARP CPP, Mr. McGloin and National Penn’s other TARP CPP SEOs each entered into a TARP restriction agreement, which provides that each will forfeit any payments that are contingent on a change in control during the TARP compliance period.  For more information about the TARP restriction agreements, see “Compensation Discussion and Analysis – Participation in U.S. Treasury’s TARP CPP” above.

Potential Payments Upon Termination of Employment or a Change-In-Control

The following tables present information on the various payments and benefits that each of Messrs. Fainor, Hughes, Worthington and Moyer would have been entitled to receive if his last day of employment with National Penn had been December 31, 2009 under the various circumstances presented.

As previously mentioned, the TARP Final Rules eliminate National Penn’s ability to make payments (including the acceleration of vesting) on account of severance from employment for any reason or a change in control event to a senior executive officer or any of the next five most highly compensated employees during the period that the U.S. Treasury holds National Penn’s senior preferred stock.  Nevertheless, SEC regulations require National Penn to report compensation in the tables below that would have been paid had termination occurred on December 31, 2009.  See  “Compensation Discussion & Analysis — TARP CPP-Related Executive Compensation Decisions” section of this proxy statement.

In this regard, Messrs. Moyer, Fainor, Hughes, Reinhard, McGloin and Worthington each entered into a TARP restriction agreement.  Each TARP restriction agreement, except for Mr. Reinhard’s, provides that if such individual’s employment is terminated, by National Penn not for “cause,” the individual, at his option, may elect to enter into a consulting and noncompetition agreement with National Penn on terms previously agreed to.

Scott V. Fainor

Assuming one of the following events had occurred on December 31, 2009, Mr. Fainor’s payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Gain on Exercise of Stock Options	Pension Plan Payments	Long- Term Disability Coverage	Health Insurance Coverage	Paid Life Insurance Benefit	Other Payments	Change- in- Control Payments
Termination:	$	$	$	$	$	$	$	$	$
Voluntary not for “Good Reason”	15,402(2)	0	0(3)	3,226(4)	0	0	0	0	0
Voluntary for “Good Reason”(1)	15,402(2)	0	0(3)	3,226(4)	0	0(7)	0	0(10)	0
Involuntary Without “Cause”(1)	15,402(2)	0	0(3)	3,226(4)	0	0(7)	0	0(10)	0
Involuntary for “Cause”	15,402(2)	0	0(3)	3,226(4)	0	0	0	0	0
Permanent Disability	126,640	0	0(3)	3,226(4)	Up to $20,000 per month(6)	3,051	273(8)	3,000(11)	0
Death	15,402(2)	0	0(3)	1,852(5)	0	0	1,000,000(9)	0	0
Change in Control (with Adverse Employment Action)(1)	0	0	0(3)	3,226(4)	0	0	0	0	0

(1)
Mr. Fainor is subject to a TARP restriction agreement that would have provided for the forfeiture of any compensation that is payable due to a termination or change in control, as of December 31, 2009.

(2)	Payment of base salary for time worked through the termination date, December 31, 2009.

(3)	There would have been no gain on the exercise of vested stock options for 324,449 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2009).

(4)	Present value of the defined benefit pension plan’s accumulated benefit obligation to Mr. Fainor at December 31, 2009.

(5)	Death benefit would have been provided by National Penn’s defined benefit pension plan.

(6)	Amounts payable after salary continuation payments until age 67 (as provided under National Penn’s group disability insurance policy).

(7)
Mr. Fainor’s Consulting and Noncompetition Agreement (in agreed to form) provides for continued health insurance payments.  If he had elected at December 31, 2009 to execute this agreement and executed the required waiver/release of claims agreement, the premium cost of medical and dental insurance to which Mr. Fainor would be entitled would have been $12,206.

(8)	Premium cost of group life insurance ($1,000,000 coverage) through March 31, 2010.

(9)	Life insurance payment under National Penn’s life insurance program.

(10)
If Mr. Fainor had elected at December 31, 2009 to execute his Consulting and Noncompetition Agreement (in agreed to form), he would have been entitled to payments in the amount of $1,334,861 during the consulting period.

(11)	Automobile allowance through March 31, 2010.

Michael J. Hughes

Assuming one of the following events had occurred on December 31, 2009, Mr. Hughes’ payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Gain of Exercise of Stock Options $	Pension Plan Payments	Long-Term Disability Coverage	Health Insurance Coverage	Paid Life Insurance Coverage	Other Payments	Change in Control Payments
Termination:	$	$	$	$	$	$	$	$	$
Voluntary	12,981(2)	0	7,600(3)	0(4)	0	0	0	0(9)	0
Involuntary Without “Cause”(1)	12,981(2)	0	7,600(3)	0(4)	0	0(6)	0	0(9)	0
Involuntary for “Cause”	12,981(2)	0	0)	0(4)	0	0	0	0	0
Permanent Disability	106,731	0	7,600(3)	0(4)	Up to $18,750 per month(5)	2,684	174(7)	1,950(10)	0
Death	12,981(2)	0	7,600(3)	0(4)	0	0	500,000(8)	0	0
Change in Control (with Adverse Employment Action)(1)	12,981(2)	0	7,600(3)	0(4)	0	0	0	0	0

(1)
Mr. Hughes is subject to a TARP restriction agreement that would have provided for the forfeiture of any compensation that is payable due to a termination or change in control, as of December 31, 2009.

(2)	Payment of base salary for time worked through the termination date, December 31, 2009.

(3)	Gain on the exercise of vested stock options for 40,000 shares.

(4)	Under the defined benefit pension plan, Mr. Hughes has not vested in any benefit at December 31, 2009.

(5)	Amounts payable after salary continuation payments until age 67 (as provided under National Penn’s group disability insurance policy).

(6)
Mr. Hughes’ Consulting and Noncompetition Agreement (in agreed to form) provides for continued health insurance payments.  If he had elected at December 31, 2009 to execute this agreement and executed the required waiver/release of claims agreement, the premium cost of medical and dental insurance to which Mr. Hughes would be entitled would have been $10,737.

(7)	Premium cost of group life insurance ($500,000 coverage) through March 31, 2010.

(8)	Life insurance payment under National Penn’s life insurance program.

(9)
If Mr. Hughes had elected at December 31, 2009 to execute his Consulting and Noncompetition Agreement (in agreed to form), he would have been entitled to payments in the amount of $1,125,000 during the consulting period.

(10)	Automobile allowance through March 31, 2010.

Donald P. Worthington

Assuming one of the following events had occurred on December 31, 2009, Mr. Worthington’s payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Gain of Exercise of Stock Options	Pension Plan Payments	Long- Term Disability Coverage	SERP Payments	Health Insurance Coverage	Paid Life Insurance Coverage	Other Payments	Change in Control Payments
Termination:	$	$	$	$	$	$	$	$	$	$
Voluntary	9,173(2)	58,571(3)	0(4)	111,335(5)	0	2,313,562(8)	0	0	0	0
Involuntary Without “Cause”(1)	9,173(2)	58,571(3)	0(4)	111,335(5)	0	2,313,562(8)	0(9)	0	0(12)	0
Involuntary for “Cause”	9,173(2)	0	0(4)	111,335(5)	0	2,313,562(8)	0	0	0	0
Permanent Disability	75,423	58,571(3)	0(4)	111,335(5)	Up to $13,250 per month(7)	2,313,562(8)	2,407	174(10)	2,250(13)	0
Death	9,173(2)	58,571(3)	0(4)	93,045(6)	0	2,465,839	0	500,000(11)	0	0
Change in Control (with Adverse Employment Action)(1)	9,173(2)	58,571(3)	0(4)	111,335(5)	0	2,313,562(8)	0	0	0	0

(1)
Mr. Worthington is subject to a TARP restriction agreement that would have provided for the forfeiture of any compensation that is payable due to a termination or change in control, as of December 31, 2009.

(2)	Payment of base salary for time worked through the termination date, December 31, 2009.

(3)
Amounts reported represent mandatory deferral awards under the Executive Incentive Plan, plus interest earned through December 31, 2009.  Mr. Worthington is vested in such amounts because he previously reached 60 years of age.   Therefore, he would not forfeit such amounts under the TARP restriction agreement, made and entered into as of November 20, 2009.  When paid over a five-year period, these amounts would be “matched” 100% by National Penn.

(4)	There would have been no gain on the exercise of vested stock options for 30,669 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2009).

(5)	Present value of the defined benefit pension plan’s accumulated benefit obligation to Mr. Worthington at December 31, 2009.

(6)	Death benefit would have been provided by National Penn’s defined benefit pension plan.

(7)	Amounts payable after salary continuation payments until age 67 (as provided under National Penn’s group disability insurance policy).

(8)	Mr. Worthington is currently 100% vested in his SERP. This amount represents the present value of the SERP’s accumulated benefit obligation to Mr. Worthington at December 31, 2009.

(9)
Mr. Worthington’s Consulting and Noncompetition Agreement (in agreed to form) provides for continued health insurance payments.  If he had elected at December 31, 2009 to execute this agreement and executed the required waiver/release of claims agreement, the premium cost of medical and dental insurance to which Mr. Worthington would be entitled would have been $19,253.

(10)	Premium cost of group life insurance ($500,000 coverage) through March 31, 2010.

(11)	Life insurance payment under National Penn’s life insurance program.

(12)
If Mr. Worthington had elected at December 31, 2009 to execute his Consulting and Noncompetition Agreement (in agreed to form), he would have been entitled to the following payments in the amount of $469,992 during the consulting period.

(13)	Automobile allowance through March 31, 2010.

Glenn E. Moyer

Assuming one of the following events had occurred on December 31, 2009, Mr. Moyer’s payments and benefits had an estimated value as follows:

	Salary Continuation	Deferred Incentive Plan Payments	Gain of Exercise of Stock Options	Pension Plan Payments	Long-Term Disability Coverage	SERP Payments	Health Insurance Coverage	Paid Life Insurance Coverage	Other Payments	Change in Control Payments
Termination:	$	$	$	$	$	$	$	$	$	$
Voluntary	18,692(2)	0	0(4)	181,943(5)	0	0	0	540,001(10)	0	0
Involuntary Without “Cause”(1)	18,692(2)	0(3)	0(4)	181,943(5)	0	0(8)	0(9)	540,001(10)	0(12)	0
Involuntary for “Cause”	18,692(2)	0	0(4)	181,943(5)	0	0	0	540,001(10)	0	0
Permanent Disability	153,692	143,099	0(4)	181,943(5)	Up to $20,000 per month(7)	2,362,104	1,178	540,001(10)	3,000 (13)	0
Death	18,692(2)	143,099	0(4)	125,048(6)	0	2,362,104	0	1,080,000(11)	0	0
Change in Control (with or without Adverse Employment Action)(1)	18,692(2)	0	0(4)	181,943(5)	0	0(8)	0	0	0	0

(1)	Mr. Moyer is subject to a TARP restriction agreement that would have provided for the forfeiture of any compensation that is payable due to a termination or change in control, as of December 31, 2009.

(2)	Payment of base salary for time worked through the termination date, December 31, 2009.

(3)
Amounts reported represent mandatory deferral awards under the Executive Incentive Plan, plus interest earned thru December 31, 2009.  Mr. Moyer is not vested in such amounts because he has not yet reached 60 years of age.   If his TARP restriction agreement was no longer in effect, the amount to which Mr. Moyer would otherwise be entitled would be $143,099.  When paid over a five year period, these amounts would be “matched” 100% by National Penn.

(4)	There would have been no gain on the exercise of vested stock options for 329,895 shares (each option’s exercise price exceeded the market price of National Penn common stock on December 31, 2009).

(5)	Present value of the defined benefit pension plan’s accumulated benefit obligation to Mr. Moyer at December 31, 2009.

(6)	Death benefit would have been provided by National Penn’s defined benefit pension plan.

(7)	Amounts payable after salary continuation payments until age 67 (as provided under National Penn’s group disability insurance policy).

(8)
Mr. Moyer is not currently vested in his SERP.  The amount reported in this table represents the present value of the SERP’s accumulated benefit obligation to Mr. Moyer at December 31, 2009 if his TARP restriction agreement was no longer in effect:  $2,362,104.

(9)
Mr. Moyer’s Consulting and Noncompetition Agreement (in agreed to form) provides for continued health insurance payments.  If he had elected at December 31, 2009 to execute this agreement and executed the original waiver/release of claims agreement, the premium cost of medical and dental insurance to which Mr. Moyer would be entitled would have been $5,107.

(10)	Continued life insurance benefit (coverage amount) for the rest of Mr. Moyer’s life, equal to base salary.

(11)	Life insurance payment equal to two times base salary.

(12)
If Mr. Moyer had elected at December 31, 2009 to execute his Consulting and Noncompetition Agreement (in agreed to form), he would have been entitled to payments in the amount of $1,620,004 during the consulting period.

(13)	Automobile allowance through March 31, 2010.

The following subsection presents information on various payments and benefits that Messrs. Reinhard and McGloin will receive due to their termination of employment.

Michael R. Reinhard

Effective January 31, 2010, Mr. Reinhard left employment with National Penn as its Treasurer.  Mr. Reinhard then entered into a consulting and noncompetition agreement with National Penn under which he is providing consulting services to National Penn and its subsidiaries for a period of twelve months.  In connection with National Penn’s participation in the TARP CPP, on November 19, 2009 Mr. Reinhard entered into a TARP restriction agreement, which applied to his termination of employment.

As of January 31, 2010, Mr. Reinhard was entitled to payments and benefits from National Penn as follows:

•	Payment of $7,061 as reimbursement for unused “paid time-off.”

•
Payment of Mr. Reinhard’s accumulated benefit under National Penn’s defined benefit pension plan, in accordance with the terms of the plan document and Mr. Reinhard’s payment election filed under the plan.  The present value of this benefit to Mr. Reinhard was $257,049.

•	Payment of a consulting fee of $14,583 per month for a period of twelve months, pursuant to his consulting and noncompetition agreement.

•	Medical and dental benefits through January 31, 2011, subject to Mr. Reinhard’s continued payment of applicable monthly premiums at active National Penn employee rates.

Paul W. McGloin

Effective December 31, 2009, Mr. McGloin left employment with National Penn as a Group Executive Vice President and its Chief Lending Officer.  Mr. McGloin then entered into a consulting and noncompetition agreement with National Penn under which he is providing consulting services to National Penn and its subsidiaries for a period of twelve months.  In connection with National Penn’s participation in the TARP CPP, Mr. McGloin on November 12, 2009 entered into a TARP restriction agreement, which applied to his termination of employment.

As of December 31, 2009, Mr. McGloin was entitled to payments and benefits from National Penn’s as follows:

•	Payment of $20,788 as reimbursement for unused “paid time-off.”

•
Payment of all mandatory deferred awards and voluntary deferred awards under the Executive Incentive Plan.   As of December 31, 2009, these amounts, including accrued interest, were $57,046 and $25,052, respectively.  Mandatory deferral amounts will be paid out over a five-year period, plus accrued interest and with a 100% “matching” payment from National Penn.  Voluntary deferred amounts plus accrued interest will be paid out over a five-year period in accordance with Mr. McGloin’s payment election previously filed under the plan.

•
Payment of Mr. McGloin’s accumulated benefit under National Penn’s defined benefit pension plan, in accordance with the terms of the plan document and Mr. McGloin’s payment election filed under the plan.  The present value of this benefit to Mr. McGloin is $141,995.

•	Payment of a consulting fee of $19,583 per month for a period of twelve months, pursuant to his consulting and noncompetition agreement.

•	Medical and dental benefits through December 31, 2010, subject to Mr. McGloin’s continued payment of applicable monthly premiums at active National Penn employee rates.

STOCK OWNERSHIP

Guidelines

To reinforce the importance of aligning the financial interests of National Penn’s directors and executive officers with those of its shareholders, the Nominating/Corporate Governance Committee has approved minimum stock ownership guidelines for National Penn’s directors, executive officers and other members of National Penn’s “Leadership Group” (comprised of 31 persons, including the executive officers) as of March 3, 2010.

Directors

For directors, these guidelines require an equity investment in National Penn stock of $100,000.  Equity interests that count toward satisfaction of National Penn’s stock ownership guidelines include:

•	Shares owned outright by the director

•	Shares owned jointly by the director and his or her spouse

•	Shares owned outright by the director’s spouse

•	Shares held in trust (to the extent for the benefit of the director)

•	Phantom shares held by the director in the Directors’ Fee Plan

•	Restricted stock or restricted stock units held by the director under the Long-Term Incentive Compensation Plan

•	Shares subject to exercisable stock options held by the director (to the extent of the “spread” on the exercisable options)

The term “spread” means the difference between the market value per share of the shares covered by an option and the per share exercise price of that option, but not less than the Black-Scholes value per share on the date of grant of that option.  The spread on stock options cannot constitute more than one-half of the total dollar amount of a director’s equity investment calculated under these guidelines.

Upon initial appointment as a director, a person has five years from the effective date of appointment to achieve compliance with the amount required by these guidelines.

A director’s compliance with these guidelines will be considered in connection with the annual director performance evaluation.

The Nominating/Corporate Governance Committee monitors directors’ compliance with the stock ownership guidelines.  At its meeting held in January 2010, the Committee confirmed that all directors have the required equity investment in National Penn, except for two persons who are in the five-year phase-in period.

Executive Officers

For executive officers and other Leadership Group members, the guidelines are expressed in terms of the aggregate value of National Penn equity interests as a multiple of the officer’s base salary, as follows:
Officer	Stock Ownership Guideline

Chairman (if full time executive), President and/or Chief Executive Officer and/or Chief Operating Officer	3 x base salary
Group Executive Vice President	2 x base salary
Other Leadership Group Members	1.25 x base salary

Equity interests that count toward satisfaction of the National Penn’s stock ownership guidelines include:

•	Shares owned outright by the officer

•	Shares owned jointly by the officer and his or her spouse

•	Shares owned outright by the officer’s spouse

•	Shares held in trust (to the extent for the benefit of the officer)

•	Shares held by the officer in the National Penn Capital Accumulation Plan (a 401(k) plan)

•	Shares held by the officer in the National Penn Employee Stock Purchase Plan

•	Restricted stock or restricted stock units held by the officer under the Long-Term Incentive Compensation Plan

•	Shares subject to exercisable stock options held by the officer (to the extent of the “spread” on the exercisable options)

The term “spread” means the difference between the market value per share of the shares covered by an option and the per share exercise price of that option, but not less than the Black-Scholes value per share on the date of grant of that option.  The spread on stock options cannot constitute more than one-half of the total dollar amount of an officer’s equity investment calculated under these guidelines.

Newly-hired or promoted officers who become subject to the stock ownership guidelines have up to five years to meet the guidelines.  Upon subsequent appointment to a covered position with a higher ownership requirement, a person has three years from the effective date of that appointment to achieve compliance with the higher amount required by these guidelines.  An officer’s compliance with these guidelines will be considered when decisions are made affecting the officer’s compensation, including changes in base salary and annual and/or long-term incentive compensation grants or awards.

The Nominating/Corporate Governance Committee monitors officers’ compliance with the stock ownership guidelines.  At its meeting held in January 2010, the committee acknowledged the detrimental impact of the 2009 decline in the value of National Penn stock on compliance with these guidelines, and reiterated to executive management the importance of continued efforts to achieve and maintain compliance with these guidelines.

Directors and Executive Officers

The following table shows certain information about the ownership of National Penn common shares by the directors, nominees for director and executive officers of National Penn as of March 3, 2010.

Name of Beneficial Owner	Aggregate Number of Shares of National Penn Common Stock (1)		Exercisable Options for National Penn Common Stock (2)	Common Stock Units Held Under National Penn Plans (3)	Percent of Class (4)

Directors and Nominees
Thomas A. Beaver	25,571	(6)	-	49,036	-
J. Ralph Borneman, Jr.	50,548	(7)	10,268	35,183	-
Robert L. Byers	170,931	(8)	2,652	27,134	-
Scott V. Fainor	319,243	(9)	328,449	-	-
Jeffrey P. Feather	406,194	(10)	33,475	13,091	-
Donna D. Holton (5)	76,009	(11)	33,475	13,091	-
Thomas L. Kennedy	169,038	(12)	5,665	13,091	-
Albert H. Kramer	15,960	(13)	663	9,031	-
Patricia L. Langiotti	33,744	(14)	10,268	18,798	-
Christian F. Martin IV (5)	357,797	(15)	33,475	21,992	-
Natalye Paquin	12,474		-	13,091	-
R. Chadwick Paul Jr. (5)	59,276	(16)	33,475	12,089	-
Robert E. Rigg	551,021	(17)	4,556	39,518	-
C. Robert Roth (5)	45,795	(18)	10,268	13,091	-
Wayne R. Weidner (5)	83,686	(19)	518,990	12,089	-

Other Named
Executive Officers
Michael J. Hughes	61,000		40,000	-	-
Donald P. Worthington	112,055	(20)	32,419	-	-
Glenn E. Moyer	110,820	(21)	321,366	-	-
Michael R. Reinhard	46,133	(22)	94,007	-	-
Paul W. McGloin	39,907	(23)	79,258	-	-

All Directors and Executive
Officers as a Group	2,934,760		1,849,183	290,325	3.74%
( 27 Persons)

(1)	Unless otherwise indicated, sole voting and investment power is held by the named individual. Excludes Common Stock Units because actual shares are not issuable within 60 days of March 3, 2010.

(2)
Shares which may be acquired by exercise of vested options granted under National Penn stock compensation plans.  Also includes shares which may be acquired by exercise of vested options granted in substitution for stock options of acquired companies, as provided in the acquisition agreements.

(3)
“Phantom” stock credited under the Directors’ Fee Plan or restricted stock units credited under the Long-Term Incentive Compensation Plan (collectively, “Common Stock Units”).  Common Stock Units will be converted to shares of National Penn common stock and paid out to individuals upon their termination of service or attaining age 65, in accordance with the terms of the respective Plans and the terms of the grants.

(4)
Unless otherwise indicated, amount owned does not exceed 1% of the total number of common shares outstanding as of March 3, 2010.  Calculation is based on shares held and exercisable options and excludes Common Stock Units (See footnotes 1 and 3).

(5)	Nominee for election as a Class II director.

(6)	Includes 10,829 shares held jointly with spouse and 5,060 shares held in custody for children.

(7)	Includes 33,822 shares held jointly with spouse.

(8)	Includes 119,794 shares held jointly with spouse.

(9)	Includes 234,061 shares held jointly with spouse. Includes 100,000 shares pledged by Mr. Fainor to secure repayment of a line of credit from a lender not affiliated with National Penn.

(10)	Includes 338,169 shares held jointly with spouse and 16,525 shares held in custody for son.

(11)	Shares held jointly with spouse.

(12)	Includes 14,715 shares owned by spouse.

(13)	Shares held jointly with spouse.

(14)	Includes 31 shares held jointly with spouse and 2,089 shares owned by spouse.

(15)
Includes 53,227 shares owned by spouse and 3,967 shares held in custody for daughter.  Also includes 45,240 shares held indirectly by a corporation of which Mr. Martin is the majority shareholder; Mr. Martin disclaims beneficial ownership of these shares.

(16)	Includes 27,957 shares held jointly with spouse and 419 shares held by spouse as custodian for children.

(17)	Includes 9,873 shares owned by spouse. Includes 439,052 shares pledged by Mr. Rigg to secure repayment of a line of credit from a lender not affiliated with National Penn.

(18)	Includes 26,882 shares held jointly with spouse and 2,860 shares owned by spouse.

(19)	Includes 1,360 shares held jointly with spouse. Includes 50,939 shares held in the National Penn Capital Accumulation Plan (a 401(k) plan).

(20)	Includes 76,333 shares held jointly with spouse. Includes 11,107 shares held in the National Penn Capital Accumulation Plan (a 401(k) plan).

(21)	Includes 3,487 shares owned by spouse; Mr. Moyer disclaims beneficial ownership of these shares. Includes 23,733 shares held in the National Penn Capital Accumulation Plan (401(k) plan).

(22)	Includes 18,134 shares held in the National Penn Capital Accumulation Plan (a 401(k) plan).

(23)	Includes 26,981 shares held jointly with spouse.

Five Percent Shareholders

The following table shows individuals or groups known by National Penn to own more than 5% of its outstanding common shares as of March 3, 2010.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Shares

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,818,547 (1)	7.43%

FMR LLC 82 Devonshire Street Boston, MA 02109	6,568,800 (2)	5.23%

(1)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2010, which reported beneficial ownership as of December 31, 2009 by BlackRock, Inc. Barclays Global Investors, NA, BlackRock Asset Management Japan Limited, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Investment Management, LLC and BlackRock International Ltd.

(2)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010 which reported beneficial ownership as of December 31, 2009 by FMR LLC, Fidelity Management & Research Company, Edward C. Johnson 3d and Pyramis Global Advisors, LLC.

Equity Compensation Plan Table

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by securities holders	4,790,517 (2)	$15.91	4,156,964 (3)(4)

Equity compensation plans not approved by security holders	None	N/A	N/A
Total	4,790,517 (2)	$15.91	4,156,964 (3)(4)

(1)
The table does not include information on stock options issued by National Penn in substitution for stock options of acquired companies. At December 31, 2009, 2,488,802 common shares are issuable upon exercise of substitute stock options issued in connection with acquisitions, as follows:  0 shares - Elverson National Bank; 1,879 shares - Community Independent Bank, Inc.; 136,648 shares - FirstService Bank; 129,957 shares - HomeTowne Heritage Bank; 11,426 shares - Peoples First, Inc.; 3,572 shares - Nittany Financial Corp.; 479,454 - Christiana Bank & Trust Company; and 1,725,866 shares - KNBT Bancorp, Inc.  The weighted average exercise price of all substitute stock options issued in acquisitions and outstanding at December 31, 2009 was $12.73 per share.  National Penn cannot grant additional stock options under any of these substitute stock option plans.

(2)
Includes 134,083 phantom common stock units credited to various non-employee directors’ accounts under the Directors’ Fee Plan and 72,000 restricted stock units credited to various non-employee directors’ accounts under the Long-Term Incentive Compensation Plan.  Also includes warrants to purchase 735,294 shares at an exercise price of $15.30 per share held by the U.S. Treasury pursuant to National Penn’s participation in the TARP Capital Purchase Program.

(3)
Includes 457,144 shares available for future issuance under National Penn’s Employee Stock Purchase Plan.  Subject to limitations on participation by individual employees set forth in the Plan, all shares available for issuance can be issued in the current purchase period (the quarter ending March 31, 2010).

(4)
Includes 605,241 shares available for future issuance under National Penn’s Directors’ Fee Plan.  Under the Directors’ Fee Plan, shares or phantom common stock units may be issued or credited at fair market value in lieu of cash for directors’ fees.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Related Party Transactions and Policies

Certain directors and officers of National Penn, and companies with which they are associated, are customers of National Penn's banking subsidiaries, National Penn Bank and Christiana.  During 2009, these individuals and companies conducted banking transactions with National Penn Bank in the ordinary course of business.  Similar transactions may be expected to occur in the future.  All loans and loan commitments involved in such transactions were made under substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons not related to National Penn.  In the opinion of National Penn's management, these transactions do not involve more than the normal risk of collectibility, nor do they present other unfavorable features.  Each of these transactions was made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934, or the Exchange Act, and Federal Reserve Board Regulation O.  As of December 31, 2009, loans to executive officers, directors and their affiliates represented 0.28% of shareholders' equity in National Penn.

National Penn Bank’s Board of Directors is responsible for ensuring compliance with Regulation O, including its lending, record-keeping and reporting requirements and, to that end, has adopted and maintains a written Regulation O compliance policy.  National Penn’s Director of Risk Management is the executive officer responsible for administration of the Regulation O compliance policy.  The Director of Risk Management maintains a list of insiders (directors, executive officers, principal shareholders and their related interests) who are subject to the Regulation O compliance policy.  Each year, a Regulation O questionnaire is circulated to all directors and executive officers in order to update related party information and to assist in the identification of potential related party transactions.  Depending on the facts and circumstances, any direct or indirect extension of credit to an insider, including related interests, must be approved by the Board or any two of the following officers – Chairman, President, Chief Credit Officer or Chief Lending Officer.  Approval is only granted if the transaction will be made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at that time for comparable transactions with other persons, and if the transaction does not involve more than the normal risk of collection and does not present any other unfavorable features.

National Penn also has a written Related Party Transaction Policy.  Under this policy, a “related party transaction” is any transaction (or series of related transactions) in which National Penn or any subsidiary is a participant, involving more than $120,000, and in which a related party has a direct or indirect material interest.  Related parties include all directors, nominees for election as directors, executive officers, immediate family members of any such persons and 5% shareholders.  The policy generally provides for review, approval or ratification of any related party transaction by the Audit Committee.

In addition to its Regulation O compliance policy and Related Party Transaction Policy, National Penn has a written Code of Conduct, approved by the Board, addressing, among other things, related party transactions.  The Code of Conduct applies to all directors, officers and employees as well as their immediate family members and related business entities, trusts or estates.  The Code of Conduct requires all covered persons and entities not to pursue any personal interests that might conflict with, or appear to conflict with, the interests of National Penn, or that might influence, or appear to influence, a person’s judgment in any matter involving National Penn.  The Code of Conduct describes the application of the foregoing rule in a variety of circumstances, including the purchase, lease or sale of assets or services to or from National Penn.  The Board is responsible for the enforcement of the Code of Conduct.

To identify related persons and entities, National Penn requires directors and executive officers to complete a Directors’ and Officers’ Questionnaire annually.  This information is utilized to identify real or potential transactions in which conflicts of interest covered by the Related Party Transaction Policy or the Code of Conduct may arise.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires National Penn's directors, executive officers and more-than-10% beneficial shareholders to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  These persons are required by SEC regulations to furnish National Penn with copies of all such Section 16(a) filings.

Based solely on its review of the Section 16(a) filings furnished to National Penn and/or written representations that no year-end Forms 5 were required to be filed, National Penn believes that its directors and executive officers complied with all Section 16(a) filing requirements during 2009.

PROPOSAL 2 – RATIFICATION OF AUDITORS

National Penn’s Board’s Audit Committee is comprised entirely of directors who are independent as defined in the listing standards of The Nasdaq Stock Market.  See “Director Independence.”  Among other things, the Board has determined that each Committee member is financially literate and possesses accounting or related financial management expertise.  The Board made these determinations in its business judgment, based on its interpretation of the Nasdaq Stock Market’s requirements for audit committee members.  The Board has also determined that Patricia L. Langiotti, PMC, Audit Committee Chair, Thomas A. Beaver, CPA, Thomas L. Kennedy, Esq., Albert H. Kramer, CPA, Christian F. Martin IV, and C. Robert Roth are each an “audit committee financial expert.”  The rules of the Securities and Exchange Commission define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee.

Under the Audit Committee’s charter, the committee is responsible for selection of National Penn’s independent auditors pursuant to a well-organized process.  The committee also evaluates and monitors the auditors’ qualifications, performance and independence.  This evaluation includes a review and evaluation of the lead partner of the independent auditors.  The committee also takes into account the opinions of management and National Penn’s Senior Internal Audit Executive, who has supervisory responsibility for the internal audit function.  More can be learned about the committee’s responsibilities with respect to the independent auditors in the committee’s charter, which is available on National Penn’s website at www.nationalpennbancshares.com under “Governance Documents.”

The Audit Committee conducted its 2010 evaluation of National Penn’s independent registered public accounting firm, Grant Thornton LLP, at its meeting in February 2010.  Following that evaluation, the committee unanimously selected Grant Thornton LLP as National Penn’s independent auditors for 2010, subject to shareholder ratification.

Based on the recommendation of the Audit Committee, the Board unanimously recommends that shareholders vote to ratify the Audit Committee’s selection of Grant Thornton LLP as National Penn’s independent registered public accounting firm for 2010.  Grant Thornton LLP has served as National Penn’s independent auditors since 1980.

Representatives of Grant Thornton LLP will be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

The Audit Committee has adopted a policy that if a majority of the votes cast at the annual meeting are against ratification, the committee will reconsider its selection of Grant Thornton LLP, even though the committee will not then be obligated to select new independent auditors.

The Board recommends a vote “FOR” ratification of the Audit Committee’s selection of Grant Thornton LLP as independent registered public accounting firm for 2010.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Recovery Act, the TARP Final Rules and recently adopted SEC rules require that National Penn, as a recipient of TARP CPP funds, permit a non-binding shareholder vote to approve the compensation of its executive officers, as described in the CD&A, the compensation tables and the related material in this proxy statement, during the time period during which any of National Penn’s obligations under TARP CPP (excluding the stock warrants) remain outstanding.

This proposal, commonly known as a “say-on-pay” proposal, gives National Penn’s shareholders the opportunity to endorse or not endorse National Penn’s executive compensation program through the following resolution:

“Resolved, that the shareholders approve the compensation of National Penn’s executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

Because this vote is advisory, it will not be binding upon the Board.  Moreover, this vote will not be construed as overruling a decision by the Board, creating or implying any additional fiduciary duty by the Board, or restricting or limiting the ability of National Penn’s shareholders to make proposals for inclusion in proxy materials related to executive compensation.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

As further discussed in the CD&A, the Board believes that its compensation program is aligned with the long-term interests of National Penn’s shareholders and is based on a strong pay-for-performance philosophy. Therefore, the Board recommends a vote “FOR” approval of this advisory (non-binding) resolution relating to the compensation of National Penn’s executive officers.

AUDIT COMMITTEE REPORT

The Audit Committee of National Penn's Board of Directors is composed solely of independent directors, as currently defined by the listing standards of The Nasdaq Stock Market, and operates under a written charter adopted by the Board of Directors.  The charter is available on National Penn's website at www.nationalpennbancshares.com.  To access the charter, log on and select “Governance Documents.”

Under its charter, the Audit Committee assists the Board of Directors in its general oversight of National Penn's financial reporting, internal controls and audit functions.

Management is responsible for National Penn's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP).  Grant Thornton LLP, selected by the Audit Committee to serve as National Penn's independent registered public accounting firm, is responsible for performing an independent audit of National Penn's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon based on such audit.

The Audit Committee's responsibility is to monitor and oversee these processes.  It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.  The Audit Committee members are not National Penn employees and are not necessarily accountants or auditors by profession or experts in accounting or auditing, and their functions are not intended to duplicate or certify the activities of management or Grant Thornton LLP.  Likewise, the Audit Committee is not aware of any reason to believe that Grant Thornton LLP is not “independent” under applicable rules.  The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and Grant Thornton LLP on the basis of the information it receives, discussions with management and Grant Thornton LLP, and the experience of the Audit Committee's members in business, finance and accounting matters.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP.  Management has represented to the Audit Committee that National Penn's consolidated financial statements were prepared with integrity and objectivity and in accordance with GAAP, and Grant Thornton LLP has represented to the Audit Committee that it has performed its audit of National Penn's consolidated financial statements in accordance with auditing standards generally accepted in the United States.  The Audit Committee has relied upon the representations of management and Grant Thornton LLP without independent verification.  The Audit Committee has reviewed and discussed the consolidated financial statements with management and Grant Thornton LLP.

The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

Grant Thornton LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Grant Thornton LLP that firm's independence.

Based on the Audit Committee's discussions with management and Grant Thornton LLP, the representations of management to the Audit Committee, the representations of Grant Thornton LLP included in their report on National Penn's consolidated financial statements and otherwise on such report of Grant Thornton LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in National Penn's Annual Report on Form 10-K for the year ended December 31, 2009.

Aggregate fees billed to National Penn by Grant Thornton LLP for the years ended December 31, 2009 and December 31, 2008 were as follows:

	As of December 31,
	2009	2008
Audit Fees	$1,106,238	$953,475
Audit-Related Fees	72,675	82,514
Tax Fees	250,469	212,070
All Other Fees	None	None
Total	$1,431,391	$1,250,067

Audit Fees.  Consist of aggregate fees billed for professional services rendered for the audit of National Penn's consolidated annual financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements for the years 2009 and 2008.  This includes fees for Sarbanes-Oxley Act, Section 404, internal controls assessment work and services provided by Grant Thornton LLP in connection with National Penn's registration statements filed with the SEC in 2009 and 2008.

Audit-Related Fees.  Consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of National Penn's consolidated financial statements and are not reported under “Audit Fees.”  Also includes accounting assistance related to acquisitions and consultations related to financial accounting and reporting standards and audits of National Penn's 401(k) plan and student loan portfolio, and the U.S. HUD-required audit of National Penn Mortgage Company.

Tax Fees.  Consist of aggregate fees billed for professional services for tax compliance, tax advice and tax planning.  Also includes assistance regarding federal and state tax compliance, tax audit defense, tax refund claims, and tax planning.

All Other Fees.  Consist of aggregate fees billed for products and services provided by Grant Thornton LLP other than those disclosed above.

The Audit Committee considered whether the provision of the above services by Grant Thornton LLP is compatible with maintaining that firm’s independence.  The Audit Committee is satisfied that it is independent.

Pre-Approval Requirements.  The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by National Penn’s independent registered public accounting firm.  These services may be approved on a periodic basis so long as the services do not exceed pre-determined cost levels.  If not approved on a periodic basis, such services must otherwise be separately pre-approved by the Audit Committee prior to being performed.  In addition, any proposed services that were pre-approved on a periodic basis, but later would exceed the pre-determined cost level, also require separate pre-approval by the Audit Committee.

Patricia L. Langiotti, Chair	Christian F. Martin IV
Thomas A. Beaver	R. Chadwick Paul, Jr.
Thomas L. Kennedy	Robert E. Rigg
Albert H. Kramer	C. Robert Roth

ADDITIONAL INFORMATION

“Householding” of Proxy Materials and Annual Reports

Securities and Exchange Commission rules permit companies and intermediaries (such as brokers, banks and other companies that hold shares in “street name”) to satisfy the delivery requirements for proxy statements, prospectuses and certain other materials by delivering a single copy of these materials to an address shared by two or more of National Penn's shareholders.  This delivery method is referred to as “householding” and can result in significant cost savings for National Penn and, in turn, National Penn's shareholders.

In order to take advantage of this opportunity, National Penn has delivered only one proxy statement and annual report to multiple shareholders who share one address, unless National Penn received contrary instructions from the affected shareholders prior to the mailing date.  National Penn will, however, promptly deliver, upon written or oral request, a separate copy of this proxy statement or annual report to a shareholder at a shared address to which a single copy of those documents was initially delivered.  Shareholders of record who prefer to receive separate copies of a proxy statement or annual report, either now or in the future, can request a separate copy of the proxy statement or annual report by writing to National Penn at the following address:  Corporate Secretary,

National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P. O. Box 547, Boyertown, PA 19512, or by telephone at (610) 369-6461.  Likewise, e-mail communications should be addressed to the Corporate Secretary at michelle.debkowski@nationalpenn.com.  Conversely, if you are currently a shareholder of record who shares an address with another National Penn shareholder and wish to have your future proxy statements and annual reports “householded,” please contact National Penn at the above address or telephone number.

If your National Penn stock is held in “street name” (i.e., held by a broker, bank or other intermediary), you can request separate copies of these documents by contacting the broker, bank or other intermediary.  Conversely, if your National Penn shares are held in “street name” and you wish to have your future proxy statements and annual reports “householded,” you can request “householding” by contacting the broker, bank or other intermediary.

Record Date; Shares Outstanding

Shareholders of record at the close of business on March 3, 2010 are entitled to vote their shares at the annual meeting.  As of that date, there were 125,923,423 common shares outstanding and entitled to be voted at the meeting.  The holders of those shares are entitled to one vote per share.

Quorum

The presence, in person or by proxy, of shareholders with power to cast a majority of all votes entitled to be cast at the meeting will constitute a quorum.  A quorum must be present at the meeting before any business may be conducted.

If a quorum is not present, the shareholders who are represented at the meeting may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice need be given.  An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

If you participate in National Penn's Dividend Reinvestment and Stock Purchase Plan and/or Employee Stock Purchase Plan, your proxy will represent the number of shares registered in your name and the number of shares credited to your Dividend Reinvestment Plan and/or Employee Stock Purchase Plan accounts.

By submitting your proxy, you will authorize the persons named thereon or their substitutes to represent you and vote your shares at the meeting in accordance with your instructions.  They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy.  In addition, you may revoke your proxy by sending a written notice of revocation to National Penn's Corporate Secretary, by submitting a later-dated proxy or by voting in person at the meeting.

Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted “FOR” the approval of Proposal 1 – the election of the Board's nominees as directors; “FOR” the approval of Proposal 2 – the ratification of independent auditors for 2010; and “FOR” the approval of Proposal 3 – the advisory vote approving a resolution relating to executive officer compensation.

National Penn's Board and management know of no other business that is planned to be brought before the meeting.  If any other business properly comes before the meeting for a vote, your shares will be voted according to the discretion of the holders of the proxy.

Voting by “Street Name” Holders

If your shares are held in a stock brokerage account or by a bank or other holder of record (including shares held through employee benefit and/or compensation plans), you are considered the “beneficial owner” of shares held in “street name.”  The notice of annual meeting, proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record who is considered the “shareholder of record” of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Tabulation of Votes

BNY Mellon Shareowner Services, the transfer agent, will tabulate the votes.

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining whether a proposal has been approved.  Broker non-votes occur when brokers, banks or other nominees do not receive voting instructions from the beneficial owners of the shares and the nominee does not have discretionary voting authority with respect to a proposal.  If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, the nominee will have authority to vote your shares on certain routine items (such as Proposal 2, Ratification of Auditors) but not on other items (such as Proposal 1, Election of Class II Directors).

Proxy Solicitation

National Penn is making, and will bear all costs of, this proxy solicitation.  National Penn's officers, directors and regular employees may solicit proxies by mail, in person, by telephone or by facsimile.  National Penn will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.  National Penn has engaged BNY Mellon Shareowner Services to assist in the solicitation of proxies for the meeting at a cost of $7,500 plus reasonable out-of-pocket expenses.  National Penn anticipates that this solicitation will cost $8,700 in total, none of which has been incurred by National Penn as of March 3, 2010.

Shareholder Proposals and Nominations

Eligible shareholders may submit proposals to be considered for inclusion in National Penn's 2011 proxy materials for the 2011 annual meeting of shareholders if they do so in accordance with the applicable SEC rules.  Any such proposals must be in writing and received by the Corporate Secretary at the principal executive offices of National Penn no later than November 26, 2010 in order to be considered for inclusion in National Penn's 2011 proxy materials.  For information on how to submit the name of a person to be considered by the Nominating/Corporate Governance Committee for possible nomination as a director, please see “Consideration of Director Nominees” and “Contacting the Board” on pages 10 and 11.

Director nominations and proposals for action at an annual meeting of shareholders may be made otherwise only:

•	Pursuant to National Penn's notice of such meeting;

•	By the presiding officer;

•	By or at the direction of a majority of the Board; or

•	By one or more shareholders in accordance with the applicable rules of the SEC and National Penn's governing bylaw provisions.

A shareholder may make a nomination for the election of a director or a proposal for action at an annual meeting only if written notice is received by the Corporate Secretary at National Penn's principal office not later than:
•	90 days prior to the annual meeting (which, for the 2011 annual meeting, would mean no later than January 26, 2011 if the annual meeting is held on April 26, 2011); or

•
If the annual meeting is to be held on a date other than the fourth Tuesday in April, the close of business on the 10th day following the first public disclosure of the meeting date.  Public disclosure of the date of any annual meeting may be made in a filing with the SEC, in any notice given to The Nasdaq Stock Market or in a news release reported by any national news service.

Each shareholder notice must include:

•	As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the notice is given:

-	The name and address of such shareholder and of such beneficial owner;

-	The class and number of shares of the stock of National Penn that are owned of record and beneficially by such shareholder and such beneficial owner;

-
Any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of National Penn or with a value derived in whole or in part from the value of any class or series of shares of National Penn, whether or not subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) owned by such shareholder and such beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of National Penn;

-	Any proxy, contract, arrangement, understanding or relationship pursuant to which such shareholder has a right to vote any shares of any security of National Penn;

-
Any interest in any security of National Penn, where such shareholder and such beneficial owner has the opportunity to, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, profit or share in any profit derived from any decrease in the value of such security;

-	Any rights to dividends on the shares of National Penn owned beneficially by such shareholder that are separated or separable from the underlying shares of National Penn;

-
Any proportionate interest in shares of National Penn or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

- Any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of National Penn or Derivative Instruments as of the date of the shareholder notice (including any such interests held by members of the shareholder’s immediate family sharing the same household), which information must be supplemented no later than 10 days after the record date for the meeting to disclose such ownership as of the record date;

•
Any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations for, (as applicable) the proposal and/or for the election of directors in a contested election, pursuant to Section 14 of the Exchange Act;

•
A description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; and

•
A representation that the shareholder is a beneficial owner of stock of National Penn entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to make such nomination or proposal.

Each notice of nomination for the election of a director from a shareholder also must set forth:

•
All information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•
A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (a) such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and (b) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand (including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant); and

•	With respect to each nominee, a completed and signed questionnaire, representation and agreement required by National Penn, as described in National Penn’s bylaws.

Each notice of a proposal for action at an annual meeting from a shareholder also must set forth:

•	A brief description of the proposal;

•	The reasons for making such proposal;

•	Any direct or indirect interest of the shareholder, or any person on whose behalf the shareholder is acting, in making such proposal; and

•
A description of all agreements, arrangements and understandings between the shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

If the Corporate Secretary receives notice of a shareholder proposal that complies with National Penn’s governing bylaw provisions on or prior to the required date and if such proposal is properly presented at the 2011 annual meeting of shareholders, the proxies appointed by National Penn may exercise discretionary authority in voting on such proposal if, in National Penn’s proxy statement for such meeting, National Penn advises shareholders of the nature of such proposal and how the proxies appointed by National Penn intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate proxy statement to National Penn’s shareholders.

The presiding officer of the meeting may refuse to permit any nomination for the election of a director or proposal to be made at an annual meeting by a shareholder who has not complied with all of National Penn’s governing bylaw procedures, including receipt of the required notice by the Corporate Secretary by the date specified.  If a shareholder proposal is received by National Penn after the required notice date but the presiding officer of the meeting nevertheless permits such proposal to be made at the 2011 annual meeting of shareholders, the proxies appointed by National Penn’s Board may exercise discretionary authority when voting on such proposal.

Questions about these requirements, or notices mandated by them, may be directed to:  Corporate Secretary, National Penn Bancshares, Inc., Philadelphia and Reading Avenues, P.O. Box 547, Boyertown, Pennsylvania 19512.  Likewise, e-mail communications should be addressed to the Corporate Secretary at michelle.debkowski@nationalpenn.com.

Shareholder List

For at least 10 days prior to the meeting, a list of the shareholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at National Penn’s principal executive offices.  The list will also be available for examination at the meeting.

Annual Report for 2009

National Penn’s Annual Report on Form 10-K (without exhibits) is enclosed with this proxy statement.  It is also available at National Penn’s website, www.nationalpennbancshares.com, and at the website of the Securities and Exchange Commission, www.sec.gov.

www.nationalpennbancshares.com

You can now access your National Penn Bancshares, Inc. account online.

Access your National Penn Bancshares, Inc. shareholder account online via Investor ServiceDirect(R) (ISD).

The transfer agent for National Penn Bancshares, Inc. now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
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www.bnymellon.com/shareowner/isd
Investor ServiceDirect(R)
Available 24 hours per day, 7 days per week

Choose MLink(SM) for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

For directions to the meeting location, please check our website at www.nationalpennbancshares.com – Corporate Profile.

You can view the Annual Report and Proxy Statement on the
Internet at http://bnymellon.mobular.net/bnymellon/npbc

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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF NATIONAL PENN BANCSHARES, INC.

The undersigned hereby appoints H. Anderson Ellsworth, Michael J. Hughes, and Janice S. McCracken proxies, each with power to act without the others and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of National Penn Bancshares, Inc. (“National Penn”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the 2010 Annual Meeting of Shareholders of National Penn to be held on April 27, 2010, and at any adjournments or postponements thereof.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREHOLDER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

YOUR VOTE IS IMPORTANT.  PLEASE VOTE TODAY.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK, UNTIL 11:59 PM EASTERN TIME ON APRIL 26, 2010.

National Penn Bancshares, Inc.	INTERNET http://www.proxyvoting.com/npbc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and
return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

* FOLD AND DETACH HERE*

Please mark your votes as
indicated in this example. [x]

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.  If no direction is made, this proxy will be voted “FOR” the election of the Class II Director nominees listed below (Proposal 1), “FOR” ratification of National Penn’s Independent auditors for 2010  (Proposal 2), and “FOR” the approval of an advisory (non-binding) resolution relating to the compensation of National Penn’s executives (Proposal 3).  In their discretion, the proxy holders are authorized to vote upon such other business as may come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors recommends a vote “FOR” all Class II Director nominees.				The Board of Directors recommends a vote “FOR” this proposal.
1.Election of Class II Directors: Nominees: 01 Donna D. Holton 02 Christian F. Martin IV	FOR all nominees listed to the left (except as marked to the contrary) [ ]	WITHHOLD AUTHORITY to vote for all nominees listed to the left [ ]	*EXCEPTIONS [ ]	2. Ratification of National Penn’s Independent auditors for 2010.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
03 R. Chadwick Paul Jr. 04 C. Robert Roth 05 Wayne R. Weidner				The Board of Directors recommends a vote “FOR” this proposal.
				3. An advisory (non-binding) proposal to approve the compensation of National Penn’s executives.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions________________________________________
PLEASE SIGN, DATE AND RETURN PROMPTLY OR VOTE BY TELEPHONE OR INTERNET. TO VOTE BY TELEPHONE OR INTERNET, FOLLOW THE INSTRUCTIONS ABOVE.

Mark Here for
Address Change
or Comments [ ]
SEE REVERSE

Signature	Signature	Date
Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

You can view the Annual Report and Proxy Statement on the
Internet at http://bnymellon.mobular.net/bnymellon/npbc

* FOLD AND DETACH HERE*

VOTING INSTRUCTION CARD
THIS VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS OF NATIONAL PENN BANCSHARES, INC.

This Voting Instruction Card serves to instruct the plan trustee under the National Penn Bancshares, Inc. Capital Accumulation Plan (the “Plan”), to vote, as designated herein, all the shares of stock of National Penn Bancshares, Inc. (“National Penn”) entitled to be voted by the undersigned participant under the terms of such Plan with respect to the 2010 Annual Meeting of Shareholders of National Penn to be held on April 27, 2010, and at any adjournments or postponements thereof.

The undersigned, in giving such instructions, will act as named fiduciary for (a) such shares that have been allocated to the account of the undersigned, (b) a proportionate share of such shares that have been allocated to the accounts of other participants in the Plan as to which the plan trustee receives no instructions, and (c) a proportionate share of such shares held in the Plan that have not been allocated to any participants in the Plan.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREHOLDER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

YOUR VOTE IS IMPORTANT.  PLEASE VOTE TODAY.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK, UNTIL MIDNIGHT EASTERN TIME ON APRIL 21, 2010.

National Penn Bancshares, Inc.	INTERNET http://www.proxyvoting.com/npbc-401k Use the Internet to vote your shares. Have your card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your shares. Have your card in hand when you call.

If you vote your shares by Internet or by telephone,
you do NOT need to mail back your card.

To vote by mail, mark, sign and date your card and
return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the plan trustee to vote your shares in the same manner as if you marked, signed and returned your instruction card.

* FOLD AND DETACH HERE*

Please mark your votes as
indicated in this example. [x]

This voting instruction card, when properly executed, will be voted as instructed by the undersigned participant subject to applicable law.  If no instructions are given, the shares allocated to the undersigned participant will be voted by the plan trustee in accordance with the terms of the Plan and applicable law.

The Board of Directors recommends a vote “FOR” all the nominees.				The Board of Directors recommends a vote “FOR” this proposal.
1.Election of Class II Directors: Nominees: 01 Donna D. Holton 02 Christian F. Martin IV	FOR all nominees listed to the left (except as marked to the contrary) [ ]	WITHHOLD AUTHORITY to vote for all nominees listed to the left [ ]	*EXCEPTIONS [ ]	2. Ratification of National Penn’s Independent auditors for 2010.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
03 R. Chadwick Paul Jr. 04 C. Robert Roth 05 Wayne R. Weidner				The Board of Directors recommends a vote “FOR” this proposal.
				3. An advisory (non-binding) proposal to approve the compensation of National Penn’s executives.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
(INSTRUCTIONS:  To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions________________________________________
PLEASE SIGN, DATE AND RETURN PROMPTLY OR VOTE BY TELEPHONE OR INTERNET. TO VOTE BY TELEPHONE OR INTERNET, FOLLOW THE INSTRUCTIONS ABOVE.

Mark Here for
Address Change
or Comments [ ]
SEE REVERSE

Signature	Date
Please sign exactly as name appears hereon.